UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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2022

Notice of Annual General Meeting & Proxy Statement

Committed to smart, sustainable success

Johnson Controls

CAUTIONARY STATEMENTS FOR FORWARD-LOOKING INFORMATION

We have made statements in this Proxy Statement that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this Proxy Statement, including the Proxy Summary, Compensation Discussion & Analysis and Governance of the Company—Sustainability. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. We caution that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond our control, that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. A detailed discussion of risks related to our business is included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the 2021 fiscal year filed with the SEC on November 15, 2021, as supplemented by any subsequently filed Quarterly Report on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this Proxy Statement are made only as of the date of this document, unless otherwise specified, and, except as required by law, we assume no obligation, and disclaim any obligation, to update such statements to reflect events or circumstances occurring after the date of this Proxy Statement.

WEBSITE INFORMATION

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

Delivering on Our Commitments and Accelerating Our Digital Transformation

Letter from the Chairman and CEO, George Oliver

Dear Shareholders,

Nearly two years have passed since the start of the COVID-19 pandemic. Over the course of those two years, Johnson Controls has demonstrated resiliency and agility in the face of adversity, capitalizing on the opportunity to become an even more focused, engaged, and energized organization. More focused on further developing our high-performance culture and our strategic vision to lead the evolution to more intelligent, safe and healthy buildings. More engaged in helping our customers, suppliers, and partners achieve their missions. More energized in our efforts to accelerate growth and capitalize on the exciting trends impacting our industry, delivering intelligent solutions designed to reduce carbon emissions, increase energy efficiency and improve the environmental health of buildings and critical infrastructure.

Throughout 2021 our teams remained focused on execution. We achieved all of our commitments and delivered top-tier financial results in the fiscal year. In doing so we overcame significant inflation and supply chain disruptions. We also made significant progress on several key strategic initiatives, accelerating our growth strategy, announcing a new multi-year cost productivity program, and establishing a new three-year financial framework. We delivered on our commitment to return capital to shareholders, deploying over $2 billion in cash to dividends and share repurchases, while continuing to invest in our business, both organically and inorganically.

Delivering sustainability

At Johnson Controls, sustainability is at the heart of our business and fundamental to everything we do. We create intelligent buildings and efficient energy solutions that enable smart cities and communities by providing products and services designed to optimize building performance, improve safety and enhance comfort. The hard work and dedication of our global team of experts in more than 150 countries enable us to help our customers achieve their sustainability goals and deliver on our vision of a safe, comfortable and sustainable world. We believe our leadership in sustainability ultimately creates long-term benefits for our customers, employees, shareholders and society as a whole.

“I am confident that we will

play a critical role in

addressing climate change,

while creating value for all of

our stakeholders.”

In fiscal 2021, we demonstrated our personal commitment to sustainability with a new set of ambitious sustainability goals that include science-based targets, a Scope 1 and 2 net zero carbon pledge, and further advancing our culture of diversity and inclusion. We also became the first S&P 500 industrial company to publish an integrated sustainable finance framework and issue a Sustainability-Linked Bond, reinforcing our continued leadership in sustainable financing.

Looking ahead to 2022

Although some of the challenges we experienced in fiscal 2021 are still with us, we enter 2022 encouraged and optimistic about our future. Our end markets continue to recover, as evidenced by strong underlying order activity and double-digit backlog growth. Despite significant headwinds from inflation and supply chain inefficiencies, we remain focused on driving operational excellence, executing on our cost productivity plans, delivering strong revenue growth and top-tier earnings growth. We have proven our ability to generate strong free cash flow and returning capital to shareholders remains a top priority.

As a smart buildings solutions leader, we will continue to lead with innovative solutions, supported by a high-performance culture built on the foundation of our core values. The advancement of our digital transformation strategy and the adoption of our OpenBlue platform over the past year along with our service platform, uniquely positions Johnson Controls. Our strategy is directly aligned with secular trends that we believe will provide $250 billion in incremental market opportunity over the next decade. I am confident that we will play a critical role in addressing climate change, while creating value for all of our stakeholders.

Finally, I want to thank the Board for all their hard work throughout the past year. I also want to acknowledge Juan Pablo del Valle Perochena for his many years of service and significant contributions to Johnson Controls. Juan Pablo has been instrumental in guiding Johnson Controls through its transformation, and he has served as a trusted partner to our fellow board members, to the senior leadership team and to me. We wish he and his family all the best as he retires from our Board.

Thank you,

George R. Oliver

Chairman and Chief Executive Officer

Notice of Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time, March 9, 2022	Place Arthur Cox, Ten Earlsfort Terrace Dublin 2, D02 T380, Ireland	Record Date January 6, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 9, 2022 at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect each of the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2023:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) W. Roy Dunbar	(e) Gretchen R. Haggerty	(f) Simone Menne
(g) George R. Oliver	(h) Jürgen Tinggren	(i) Mark Vergnano
(j) R. David Yost	(k) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.

7.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

8.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of Annual General Meeting and Proxy Statement and the enclosed proxy card are first being sent on or about January 21, 2022 to each holder of record of the Company’s ordinary shares at the close of business on January 6, 2022. The record date for the entitlement to vote at the Annual General Meeting is January 6, 2022 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2021. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context, we are closely monitoring developments in relation to the coronavirus (COVID-19) pandemic. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the Annual General Meeting. In addition, we may deem it advisable to have the members of our Board and senior management not be physically present at our Annual General Meeting in Ireland and instead participate remotely in order to mitigate the health risks posed by the pandemic. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees, limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting. This can be done in advance of the Annual General Meeting by availing of one of the voting options detailed in the accompanying Proxy Statement. In addition, details of the business to be presented at the meeting can also be found in the accompanying Proxy Statement.

Your vote is important and we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. Shareholders are also encouraged to keep up-to-date with, and follow, the guidance from the Government of Ireland and the Department of Health (of Ireland) (as appropriate) as circumstances may change on short notice. Should we determine that alternative arrangements may be advisable or required due to public health recommendations regarding containment of COVID-19, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at http://investors.johnsoncontrols.com. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will also be available at those locations at least 21 days before the date of the Annual General Meeting.

By Order of the Board of Directors,

John Donofrio
Executive Vice President and General Counsel

January 21, 2022

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY, THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 8, 2022 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 8, 2022. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Leading the Evolution of Smart, Healthy & Connected Buildings

Unless we have indicated otherwise in this Proxy Statement, references to the “Company,” “Johnson Controls,” “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2022 Notice and Proxy Statement        i

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of our 2021 performance, corporate governance and compensation highlights. As this is only a summary, we encourage you to read the entire Proxy Statement for more information prior to voting.

Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time March 9, 2022	Place Arthur Cox, Ten Earlsfort Terrace Dublin 2, D02 T380, Ireland	Record Date January 6, 2022

Admission. All shareholders are invited to attend. Registration will occur on day of meeting. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions or prohibitions on travel and/or gatherings that affect in-person attendance at the Annual General Meeting. We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference
No. 1	Election of Directors	✓ FOR (each nominee)	p. 10
No. 2	Ratify Appointment of Independent Auditors and Authorize Audit Committee to set auditors’ remuneration	✓ FOR (both 2(a) and 2(b))	p. 16
No. 3	Authorize market purchases of Company shares by the Company and/or any subsidiary	✓ FOR	p. 19
No. 4	Determine the price range to re-allot treasury shares	✓ FOR	p. 20
No. 5	Advisory Vote to Approve Executive Compensation	✓ FOR	p. 21
No. 6	Approve the allotment of up to 33% of issued share capital	✓ FOR	p. 22
No. 7	Approve the waiver of statutory pre-emption rights	✓ FOR	p. 23

2022 Notice and Proxy Statement        1

Proxy Summary  ›  Fiscal Year 2021 In Review

Fiscal Year 2021 In Review

Full-year GAAP EPS of $2.10. Full-year adjusted EPS of $2.65, up 18% vs. prior year

Full year cash provided by operating activities of $2.6 billion. Full year free cash flow of $2.0 billion (105% conversion)

Generated full year revenue growth of 6%, and 4% in organic revenue growth, while driving margin expansion

Returned over $2 billion in capital to shareholders through share repurchases and dividends

Continued ESG leadership, with the release of new ESG goals and the issuance of our first Sustainability- Linked Bond

* See Annex I to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations, free cash flow, free cash flow conversion and organic revenue growth to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

Fiscal year 2021 was a pivotal year in our transformation from a traditional buildings systems integrator into a smart buildings solutions leader. We navigated a challenging environment, including unprecedented levels of inflation and supply chain disruptions, and delivered solid financial performance, meeting or exceeding the goals we set at the beginning of the year. At the same time, we made significant progress in advancing our growth strategy, scaling our OpenBlue digital platform and expanding our partner ecosystem, accelerating service growth and new product launches and capitalizing on key secular demand for healthy buildings, decarbonization and intelligent buildings.

Throughout the year we maintained our focus on the big picture, making significant progress on our other strategic initiatives. We announced ambitious new ESG goals. We launched a substantial new productivity program designed to generate substantial savings by the end of fiscal year 2023. We closed on the acquisition of Silent-Aire, an industry leader in hyperscale cooling and modular critical infrastructure solutions. We expanded our leadership position in sustainable financing. Finally, we maintained a strong balance sheet and returned over $2 billion in capital to shareholders through share repurchases and dividends.

è	Delivering Strong Performance — Executing on our Strategy to Become a Smart Buildings Solutions Leader

∎

During fiscal year 2021, we focused on executing our strategy as our end markets continued to recover. Revenue increased 6% overall and 4% organically year over year, led by strong demand for HVAC equipment and elevated retrofit activity, supported by our portfolio of healthy building solutions. We generated increased revenues from both our products and services, in addition to increasing our service attachment rate to ~40%.

∎

Demand for our products and services was strong throughout fiscal year 2021, with orders increasing 7% year over year. Our field backlog ended fiscal year 2021 at $10.1 billion, up 10% versus the prior year, led by growth in both install and service backlogs.

∎

We overcame significant headwinds from higher raw material, indirect material, labor, and freight inflation, as well as supply chain inefficiencies to achieve year over year margin expansion. Disciplined cost controls, improved volume leverage and the initial savings from our multi-year cost productivity program positively contributed to our performance.

∎

We continued to demonstrate our focus on strong free cash flow generation and conversion. Free cash flow totaled $2.0 billion for fiscal year 2021, representing 105% conversion. We relied on our strong trade working capital management to more than offset a year over year headwind from higher capital expenditures.

∎

In an effort to further optimize our cost structure, enhance operational efficiency and deliver meaningful margin expansion, we launched a substantial new productivity program designed to generate substantial savings by the end of fiscal year 2023. As a result of those actions, we achieved our initial savings targets for fiscal year 2021.

è	Digital Transformation — Combining 135 Years of Experience with Cutting-Edge Technology Focused on the Future of Smart, Connected and Sustainable Buildings

∎

During 2021, we continued our digital transformation as we leveraged the breadth and depth of our digitally enabled products and services with the capabilities of our OpenBlue software platform to create technologically driven, outcome-based services and solutions for our customers, including OpenBlue Buildings as a Service, OpenBlue Net Zero Buildings as a Service and OpenBlue Healthy Buildings. These ‘As a Service’ solutions allow us to partner with customers to provide outcomes and risk management models designed to achieve emission reduction commitments that ultimately lead to healthier buildings, people, places and the planet.

2        Johnson Controls International plc

Proxy Summary  ›  Fiscal Year 2021 In Review

∎

In keeping with our broader strategy to enhance our technology portfolio and innovation capabilities through inorganic means, we completed the acquisition of Silent-Aire, an industry leader in hyperscale cooling and modular critical infrastructure solutions. The acquisition aligns with our growth initiatives by combining the strengths of our global scale in manufacturing and service, with leading-edge innovation and a broad portfolio of technologies dedicated to serving hyperscale providers.

∎

During 2021, we made significant progress in scaling our OpenBlue digital platform, launching 8 new major offerings and greatly expanding our partner ecosystem. These partnerships have allowed us to add capabilities to our OpenBlue platform, enhance device management, strengthen cybersecurity protections, facilitate co-development with technology leaders, speed our time to market and amplify our reach to customers.

∎

In May 2021, we appointed Vijay Sankaran as our first Chief Technology Officer. In connection with Mr. Sankaran’s appointment, we reorganized our software development structure under his leadership to accelerate and unify our product software engineering development efforts and create a common software architecture across our entire portfolio to further drive our enterprise software technology strategy.

∎

In January 2021, we were awarded “IoT Partner Ecosystem of the Year” in the 2021 IoT Breakthrough Awards. The award specifically recognized our OpenBlue digital platform and our extensive work implementing a network of OpenBlue Innovation Centers around the world.

è	Responsible Capital Management and Deployment — Continuing to Lead the Way in Green Financing

∎

During fiscal year 2021, we continued to deliver on our commitment to return capital to our shareholders by repurchasing approximately 23 million shares for approximately $1.3 billion. We also distributed over $760 million in quarterly dividends to our shareholders, continuing our tradition of paying a consecutive dividend since 1887. In March 2021, our Board of Directors approved an increase to our regular quarterly cash dividend to $0.27 per common share from $0.26. In December 2021, our Board of Directors again approved an increase to our regular quarterly cash dividend to $0.34 per common share in line with our capital deployment strategy.

∎

In 2021, we published our first integrated green, social and sustainability-linked finance framework. The adoption of an expanded, integrated Sustainable Finance Framework provides us with the flexibility to utilize a wider range of sustainable finance instruments than our prior Green Finance Framework, enabling us to issue green, sustainability, and sustainability-linked bonds and loans. This further demonstrates our desire to promote ESG impacts via our debt financing and further strengthens our commitment to reducing our greenhouse gas emissions.

∎

In September 2021, we priced our inaugural Sustainability-Linked Bond offering of $500 million in ten-year senior notes. The interest rate on the Sustainability-Linked Bond is tied toward our achievement of interim goals linked to our commitment to cut our operational emissions by 55 percent and reduce our customers’ emissions by 16 percent before 2030.

∎

The Sustainability-Linked Bond offering further solidifies our leadership in the use of sustainable finance instruments to support initiatives aimed at combatting climate change. In December 2019, we became one of the first industrial companies to tie our senior revolving credit facilities to individual sustainability metrics in the U.S. syndicated loan market. In September 2020, we became one of the first industrial companies to issue a green bond into the U.S. debt markets with our inaugural green bond issuance in the form of $625 million in ten-year senior notes.

2022 Notice and Proxy Statement        3

Proxy Summary  ›  Sustainability Leadership

Sustainability Leadership

At Johnson Controls, sustainability is our business. We deliver innovation that improves lives and makes the world a better place. Our employees innovate to create efficient products and services that empower customers and contribute to a clean economy.

We create intelligent buildings and efficient energy solutions to enable smart cities and communities. We grow our business by providing sustainable, efficient products and services, improving productivity, empowering our people, and reducing the environmental footprint of our operations and supply chain.

We believe that through leadership in sustainability, we create long-term benefit for our customers, employees, shareholders, and society as a whole. Our employee purpose is to power our customers’ success and protect the environment. In 2021, we delivered significant sustainability innovation in the governance of our company and continued to position our company for long-term resilience and global leadership in smart, sustainable buildings. Highlights include:

∎

We announced a new set of environmental, social and governance (“ESG”) goals, including goals to achieve net zero Scope 1 and 2 carbon emissions before 2040, increase women and minority leaders and focus on underserved markets to increase Johnson Controls’ spend with women and minority owned businesses.

∎

Our emissions reduction targets were approved by the Science Based Targets Initiative. Our targets include a goal to reduce operational emissions by 55 percent and customers’ emissions by 16 percent in absolute terms before 2030, each against a 2017 baseline, along with actions supporting emissions reductions in our supply chain. Our 2030 Scope 1 and 2 emissions targets are consistent with reductions required to keep global warming to 1.5°C, the most ambitious goal of the Paris Agreement.

∎

We continue to affirm our sustainability leadership with George Oliver, our Chief Executive Officer, serving as the chairman of the Business Roundtable Energy and Environment Committee, in addition to joining President Joe Biden and other world leaders for the president’s virtual Leaders Summit on Climate.

∎

We linked executive compensation to our sustainability and diversity goals to drive individual leadership accountability. Sustainability and diversity performance goals are required for the top leaders of our company, including our CEO and executive team. These goals are included as part of the individual contribution modifier applied to their annual incentive award calculation. In 2021, nearly 10,000 employees tied their annual goals to sustainability and diversity.

∎

We launched OpenBlue Net Zero Buildings as a Service to help customers pursue net zero carbon goals. Our OpenBlue platform was awarded IoT Partner Ecosystem of the Year in the 2021 IoT Breakthrough awards.

∎	We are proud and honored to continue to receive significant sustainability recognition including:

-	100 Best Corporate Citizens by 3BL Media for the 16th year in a row

-	World’s Most Ethical Companies by Ethisphere for the 14th time

-	Leadership level Climate Change rating by CDP

-	Global 100 Most Sustainable Corporations by Corporate Knights

-	Carbon Clean 200 by Corporate Knights and As You Sow

-	AAA rating by MSCI for the third year in a row

-	Gold rating by Ecovadis for the third year in a row

-	Financial Times prestigious Europe’s Climate Leaders 2021

-	Gold level, the highest recognition, in the Mexican Standard on Job Equality and Non Discrimination

-	ESG Industry Top Rated by Sustainalytics

-	One of just 45 companies awarded the Terra Carta Seal, recognizing companies who are leading their peers in creating genuinely sustainable markets

4        Johnson Controls International plc

Proxy Summary  ›  Zero Harm Vision

Zero Harm Vision

At Johnson Controls we are committed to Zero Harm to People and the Environment. Beginning in fiscal year 2020, we launched our updated zero harm vision, with focus on 3 pillars: “Safety”, “Health & Wellness” and “Environment”.

Within each Zero Harm pillar, corporate and business stakeholders collaborate to define and implement new initiatives to achieve our vision. This includes collaboration with leaders across business operations, environmental health and safety, human resources and sustainability. The Board of Directors and the Governance and Sustainability Committee provide oversight over our Zero Harm Vision, with the Governance and Sustainability Committee receiving regular updates on Zero Harm initiatives and progress and the full Board regularly reviewing enterprise-wide health and safety data.

During 2021, we took several initiatives to support the organization through the COVID-19 pandemic, while also continuing to progress other non-COVID-19 related Zero Harm initiatives:

∎

We launched “Zero Harm Coaching Moments” for all frontline employees, ensuring each of them has the opportunity to have individual engagement on the value and application of the Zero Harm Vision with their supervisor, while being on-the-job.

∎

Our global “Employee Well-being” council held quarterly communication campaigns to focus on the different aspects of employee well-being: mental, physical, social and financial to support our employees in dealing with the COVID-19 pandemic at work, and in their communities. Additionally, regional well-being councils planned local events, encouraging employees to participate and improve their well-being.

∎

In April, we held our global “Zero Harm Week” with daily activities for JCI teams across the globe focusing on one of the Zero Harm pillars, combined with celebrating earth month / earth day. As one particular achievement, by collecting “steps” from employees during Earth month, our APAC team managed to collect so many steps that - on aggregate - they circled the globe twice.

∎

We improved our safety performance with a reduction of the Total Recordable Incident Rate (TRIR) to 0.37, compared to 0.40 the previous year (per 200,000 workhours) and the Significant Injury Frequency (SIF) to 0.30, compared to 0.37 the previous year (per 1,000,000 workhours).

2022 Notice and Proxy Statement        5

Proxy Summary  ›  Our Director Nominees

Our Director Nominees

Executive Leadership Experience

Directors with significant leadership experience over an extended period, including as chief executive officer or chief financial officer, provide the Company with special insight into how large organizations operate, including strategy, productivity, regulatory concerns, talent development and risk management.

Experience Leading Global Teams

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global operations.

Financial and Accounting Expertise Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role.
Public Policy Experience Directors with public policy and government experience have key insight into the role of regulatory issues and government affairs affecting the Company.

Cybersecurity, Technology and Innovation

Directors who have expertise in cybersecurity, IT, technology fields and/or driving technological innovation are important as we continue to transform and evolve our business through digital solutions and services.

Manufacturing and Industry Experience Directors who have experience in the industry and markets served by the Company offer valuable perspective for operations.

Corporate Governance Experience

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company.

Corporate Responsibility/Sustainability

Directors with experience in corporate responsibility initiatives, including sustainability, help drive our mission to create smart and sustainable buildings for the communities in which we live, work, learn and play.

M&A Experience Directors with experience in M&A provide key insights relevant to our business portfolio and our long-term strategic planning.

6        Johnson Controls International plc

Proxy Summary  ›  Our Director Nominees

We are asking you to vote FOR all the director nominees listed below. All current directors attended at least 75% of the Board and committee meetings on which he or she sits. Detailed information regarding these individuals is set forth in this Proxy Summary and under Proposal Number One. The Governance and Sustainability Committee and the Board believe that the qualifications, skills, experience and attributes set forth in this Proxy Statement for all individuals nominated for election support the conclusion that these individuals are qualified to serve as directors and collectively possess a variety of skills, professional experience, and diversity of backgrounds that align with our needs and allows our Board to effectively oversee our business.

Summary information on our Directors is set forth below.

					Current Committee Membership
Nominee	Age	Director Since	Principal Occupation	Independent	AC	CC	EC	GC

Jean Blackwell	67	2018	Retired Executive Vice President & Chief Financial Officer of Cummins Inc.	●			●	Chair

Pierre Cohade	60	2018	Former Chief Executive Officer of Triangle Tyre Co. Ltd.	●	●

Michael E. Daniels	67	2010	Retired Senior Vice President of Global Technology at IBM	●		Chair	●

W. Roy Dunbar	60	2017	Retired CEO and Chairman of Network Solutions	●		●

Gretchen R. Haggerty	66	2018	Retired Executive Vice President & Chief Financial Officer of United States Steel Corporation	●	Chair		●

Simone Menne	61	2018	Former Chief Financial Officer, Boehringer Ingelheim	●	●

George R. Oliver	61	2012	Chairman and Chief Executive Officer of Johnson Controls				●

Jürgen Tinggren*	63	2014	Retired Chief Executive Officer and Director of Schindler Group	●			●	●

Mark Vergnano	63	2016	Chairman of the Board, The Chemours Company	●		●

R. David Yost	74	2009	Retired Chief Executive Officer of AmerisourceBergen	●	●

John D. Young	57	2018	Chief Business Officer, Pfizer Inc.	●				●

AC = Audit Committee

CC = Compensation and Talent Development Committee

EC = Executive Committee

GC = Governance and Sustainability Committee

*	Independent Lead Director

2022 Notice and Proxy Statement        7

Proxy Summary  ›  Corporate Governance Snapshot

Corporate Governance Snapshot

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our shareholders. We, with the oversight of our Board, regularly review, update and enhance our corporate governance practices and compliance and training programs, as appropriate, in light of shareholder interests, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

Our Board adopted our Corporate Governance Guidelines, Code of Conduct and charters for our Governance and Sustainability Committee, Audit Committee, Compensation and Talent Development Committee and Executive Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Conduct in the “Corporate Governance” section of the “Investor Relations” page of our website.

8        Johnson Controls International plc

Proxy Summary  ›  Non-Binding Advisory Vote on Executive Compensation

Non-Binding Advisory Vote on Executive Compensation

Proposal Number Five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational, strategic and individual goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Benchmark compensation against practices in similarly-sized general industry companies ✓ In general, target compensation at market median for comparable positions (+/- 15%)

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Minimum vesting periods for equity awards

✓  Reward long-term financial results that drive financial creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓  Provide a pay recoupment (i.e., clawback) policy, which was expanded in fiscal 2021

✓  Prohibit insider trading, hedging and pledging of Company stock

✓  Engage with shareholders on executive compensation matters

✓  Engage an independent compensation consultant to provide analysis and advice

✓  Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required, in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

2022 Notice and Proxy Statement        9

AGENDA ITEMS

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Sustainability Committee, the Board has nominated for election at the Annual General Meeting a slate of 11 nominees, all of whom currently serve on our Board. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election.

Jean Blackwell, Age 67 Director Since: June 2018 Independent: Yes Committee: Governance, Executive Other Public Directorships: • Celanese Corporation • Ingevity Corporation

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998 of Cummins Inc. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director. Ms. Blackwell serves as a Director of Celanese Corporation, a global technology and specialty materials company, and Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials. Ms. Blackwell previously served as a Director of Essendant Inc., a leading national wholesale distributor of business products, from 2007 to 2018 and Phoenix Companies Inc., a life insurance company, from 2004 to 2009.

Skills and Qualifications

Extensive experience as a business leader, including serving as the Chief Financial Officer of Cummins Inc. Deep financial acumen as CFO and senior finance leader in engine-related industry. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Extensive experience with public policy and ESG topics through service as CEO of the Cummins Foundation and Executive Vice President of Corporate Responsibility for Cummins Inc. Significant board leadership experience though her service as board chair and nominating and governance chair of other public companies. Experience leading global teams.

Pierre Cohade, Age 60 Director Since: December 2018 Independent: Yes Committee: Audit Other Public Directorships: • CEAT Ltd.

Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade serves as a Director of CEAT Ltd., one of India’s leading tire manufacturers, and Deutsche Bank China. Mr. Cohade was a director of Acorn International Inc., a leading marketing and branding company in China focused on content creation, distribution, and product sales through digital media, from 2017 to 2021. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Skills and Qualifications

Extensive experience as a business leader in a number of industries. Experience leading large business units at The Goodyear Tire & Rubber Company, Danone SA, and Eastman Kodak Co. Significant experience in a number of senior global positions, with extensive experience and expertise in China. Deep experience in the consumer products industry. Experience in overseeing manufacturing and operations in China at The Goodyear Tire & Rubber Company and Triangle Tyre. Experience engaging with regulators and governments on public policy issues in Asia. Experience leading corporate responsibility initiatives at Goodyear Tire & Rubber Company and Triangle Tyre. Experience leading global teams.

10        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Michael E. Daniels, Age 67 Director Since: March 2010 Independent: Yes Committees: Compensation, Executive Other Public Directorships: • Thomson Reuters • SS&C Technologies, Inc.

Prior to his retirement in March 2013, Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America; its Global Services team in the Asia Pacific region; Product Support Services; Availability Services; and Systems Solutions. Mr. Daniels serves as a Director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled services and software as a service solutions to the financial services industry.

Skills and Qualifications

Decades of senior leadership experience at IBM. Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space. Deep understanding of critical areas of enterprise service functions and information technology, including cybersecurity. Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures. Experience leading global teams at IBM and in service on the compensation committee of public companies.

W. Roy Dunbar, Age 60 Director Since: June 2017 Independent: Yes Committee: Compensation Other Public Directorships: • Duke Energy Corporation • SiteOne Landscape Supplies

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a Director of Duke Energy Corporation, one of America’s largest energy holding companies, and SiteOne Landscape Supply, Inc., a national wholesale distributor of landscape supplies, and previously served as a Director of Humana, Inc., Lexmark International and iGate.

Skills and Qualifications

Extensive experience leading across functional disciplines. Significant experience as a leader and director across US and international markets. Experience in global leadership and service as a director on the compensation committees of multiple companies. Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy.

2022 Notice and Proxy Statement        11

Agenda Items  ›  Proposal Number One

Gretchen R. Haggerty, Age 66 Director Since: March 2018 Independent: Yes Committee: Audit, Executive Other Public Directorships: • Teleflex Corporation

Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, Ms. Haggerty served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a Director of Teleflex Incorporated, a global provider of medical technology products, and is a former Director of USG Corporation, a leading manufacturer of building materials.

Skills and Qualifications

Decades of senior leadership experience at U. S. Steel Corporation and USX Corporation. Deep financial acumen as CFO and senior finance leader in steel and energy industries. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams.

Simone Menne, Age 61 Director Since: March 2018 Independent: Yes Committee: Audit Other Public Directorships: • Deutsche Post DHL Group • Henkel AG & Co. KGaA

Ms. Menne served as Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, from September 2016 to December 2017. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto she served in a number of roles of increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Deutsche Post DHL Group and Henkel AG &Co. KGaA. She also serves on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) and on the Supervisory Board of Russell Reynolds Associates, a global search and leadership advisory firm. Ms. Menne serves as President of the American Chamber of Commerce Germany.

Skills and Qualifications

Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim. Experience serving on the supervisory boards of multiple international companies. Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams in industries driven by technology and innovation.

12        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

George R. Oliver, Age 61 Director Since: September 2012 Independent: No Committee: Executive Other Public Directorships: • Raytheon Technologies

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger with Tyco. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, and served as President of a number of operating segments from 2007 through 2011. Before joining Tyco, he served in operational leadership roles of increasing responsibility at several General Electric divisions. Mr. Oliver also serves as a Director on the board of Raytheon Technologies, an aerospace and defense company, is a Trustee of Worcester Polytechnic Institute, his alma mater, and serves on the Pro Football Hall of Fame Board of Trustees.

Skills and Qualifications

Extensive leadership experience over several decades as an executive at Johnson Controls, Tyco and GE. Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO. Experience as a director, CEO and a senior manager of global organizations. Experience leading global teams at Johnson Controls, Tyco and GE. Experience driving Johnson Controls’ sustainability initiatives. Public policy experience through participation in non-governmental organizations including the Business Roundtable and World Economic Forum, as well as engaging with state and national lawmakers on public policy issues. Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs.

Jürgen Tinggren, Age 63 Director Since: March 2014 Independent: Yes Committees: Governance, Executive Other Public Directorships: • N.V. Bekaert S.A.

Mr. Tinggren served as the Chief Executive Officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the Board of Directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially responsible for Europe and thereafter for the Asia/Pacific region followed by Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves as Chairman and head of the Nomination and Governance Committee of N.V. Bekaert S.A., a Belgian based supplier of steel cord products for tire reinforcement and other specialty steel wire products. From 2014 to 2018 he was a Director of the Sika AG Group and from 2017 to 2020 he was a director and Audit Committee member of OpenText Corporation.

Skills and Qualifications

Extensive business experience as CEO and board member of leading global companies. Experience as senior executive of European, U.S. and Asian based organizations, deep understanding of international markets. Deep understanding of building services, industrial products and installation and service businesses. Deep financial understanding as CEO of Schindler. Deep understanding of digital businesses as a Director of OpenText. Significant experience with mergers and acquisitions. Experience leading global teams as CEO of Schindler.

2022 Notice and Proxy Statement        13

Agenda Items  ›  Proposal Number One

Mark Vergnano, Age 63 Director Since: September 2016 Independent: Yes Committee: Compensation Other Public Directorships: • The Chemours Company

Mr. Vergnano is the Chairman of the Board and a director of the Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer. Previously, Mr. Vergnano served as the President and Chief Executive Officer of The Chemours Company from July 2015 to July 2021. He served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as Group Vice President—Safety & Protection from 2006 to 2009, Vice President and General Manager—DuPont Surfaces and Building Innovations from 2005 to 2006, and Vice President and General Manager—DuPont Nonwovens from 2003 to 2005.

Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments throughout multiple global locations in DuPont’s organization. Mr. Vergnano is a former Chairman of the Board of Directors for both the National Safety Council, and the American Chemistry Council.

Skills and Qualifications

Extensive global business experience as an executive and CEO of Chemours and DuPont. Experience as senior executive of a multinational company. Deep understanding of the operations, global sales and marketing in both the chemical and industrial sectors. Deep financial understanding as CEO of Chemours. Experience leading global teams as CEO of Chemours and in managing a variety of functions and business units at DuPont, including developing and driving Dupont’s government affairs, public policy and corporate social responsibility strategies.

R. David Yost, Age 74 Director Since: March 2009 Independent: Yes Committee: Audit Other Public Directorships: • Marsh & McLennan Companies, Inc. • Bank of America

Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 2011 when he retired. He was Chairman and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a Director of Marsh & McLennan Companies, Inc. and Bank of America, and is a member of the Board of the United States Air Force Academy Foundation, and serves on its Executive Committee.

Skills and Qualifications

Extensive leadership experience gained as the CEO and a director of AmerisourceBergen. Significant corporate governance experience serving as a director of multiple public companies. Exposure to complex risk management concepts gained as a director of Marsh & McLennan and Bank of America. Experience leading global teams as CEO of AmerisourceBergen.

14        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

John D. Young, Age 57 Director Since: December 2017 Independent: Yes Committee: Governance Other Public Directorships: None

Mr. Young has served as Chief Business Officer of Pfizer Inc. since January 2019. From January 2018 to December 2018, he served as Group President of Pfizer Innovative Health, and from June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009.

Skills and Qualifications

Extensive experience as a business leader with 30 years’ experience with Pfizer. Experience leading large business units at Pfizer. Significant experience in a number of senior global positions at Pfizer. Specialized expertise in developing healthcare solutions in a variety of medical disciplines, including through technology and innovation. Experience in corporate social responsibility as a member of the Board of the Pfizer foundation and overseeing Pfizer’s ESG strategy and commitments. Experience leading global teams.

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

2022 Notice and Proxy Statement        15

Agenda Items  ›  Proposal Number Two

PROPOSAL NUMBER TWO

APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2021. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2022. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2022 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee considers many factors when appointing our independent auditor, including the reasonableness of audit fees, the potential for disruption in our business due to the loss of cumulative institutional knowledge possessed by our current auditor, and the quality of the independent audit firm and overall audit process. In connection with the mandated rotation of PwC’s lead engagement partner, the Audit Committee is directly involved in the selection of PwC’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditor is in our and our shareholders’ best interests.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent auditors as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2021 include fees billed or reasonably expected to be billed by PwC. All Audit, Audit-Related, Tax and All Other services described below were pre-approved by the Audit Committee.

	Fiscal Year 2021		Fiscal Year 2020

	(in millions	)	(in millions	)

Audit Fees	$22.0		$21.5

Audit-Related Fees	0.8		0.7

Tax Fees	3.4		3.4

All Other Fees	0.4		0.1

Total	$26.6		$25.7

Audit Fees for the fiscal year ended September 30, 2021 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

16        Johnson Controls International plc

Agenda Items  ›  Proposal Number Two

Audit-Related Fees for the fiscal year ended September 30, 2021 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2021 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal years ended September 30, 2021 were for services rendered by PwC and primarily include fees associated with information technology consulting, training seminars related to accounting, finance and tax matters and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In March 2004, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

Audit Committee Report

The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2021, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company

2022 Notice and Proxy Statement        17

Agenda Items  ›  Proposal Number Two

Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2021.

Submitted by the Audit Committee,

Gretchen R. Haggerty, Chair

Pierre Cohade

Simone Menne

R. David Yost

18        Johnson Controls International plc

Agenda Items  ›  Proposal Number Three

PROPOSAL NUMBER THREE

AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 70,262,000 ordinary shares of US $0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2023 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any of its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2022 Notice and Proxy Statement        19

Agenda Items  ›  Proposal Number Four

PROPOSAL NUMBER FOUR

DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-allotted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-allotted shall be as follows:

(a) the maximum price at which such treasury share may be re-allotted shall be an amount equal to 120% of the “market price,” and

(b) the minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price,” and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2023 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

20        Johnson Controls International plc

Agenda Items  ›  Proposal Number Five

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this Proxy Statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2021 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation and Talent Development Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation and Talent Development Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this Proxy Statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

2022 Notice and Proxy Statement        21

Agenda Items  ›  Proposal Number Six

PROPOSAL NUMBER SIX

AUTHORIZATION FOR DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2021 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on March 9, 2022 — the date of the 2022 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares up to an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring on the earlier of the date of the Company’s Annual General Meeting in 2023 or September 9, 2023, unless otherwise varied, revoked or renewed. The Directors of the Company expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US $2,342,000 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2023 or September 9, 2023, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

22        Johnson Controls International plc

Agenda Items  ›  Proposal Number Seven

PROPOSAL NUMBER SEVEN

WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2021 Annual General Meeting, will expire on March 9, 2022, the date of the 2022 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2023 or September 9, 2023, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 6 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US $351,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2023 or September 9, 2023, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 6.

The Board unanimously recommends that shareholders vote FOR this proposal.

2022 Notice and Proxy Statement        23

GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a safe, comfortable and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls.

Johnson Controls’ Values: How We Seek to Conduct Ourselves

24        Johnson Controls International plc

Governance of the Company  ›  Board Mission/Responsibilities

Board Mission/Responsibilities

The mission of the Board is to promote the long-term value and health of Johnson Controls in the interests of shareholders and set an ethical “tone at the top.” All corporate authority is exercised by the Board except for those matters reserved to the shareholders. The Board has retained oversight authority — defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The Board delegates its authority to management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation. Management, not the Board, is responsible for managing the Company.

Areas of Focus for the Board

2022 Notice and Proxy Statement        25

Governance of the Company  ›  Board Composition, Tenure and Expertise

Board Composition, Tenure and Expertise

The Johnson Controls Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets:

Skills and Expertise

Executive Leadership Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Experience Leading Global Teams	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Financial and Accounting Expertise	∎	∎	∎		∎	∎	∎	∎	∎	∎

Public Policy Experience	∎	∎					∎		∎		∎

Cybersecurity, Technology and Innovation			∎	∎		∎	∎	∎			∎

Manufacturing and Industry Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎		∎

Corporate Governance Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Corporate Responsibility/Sustainability	∎	∎	∎	∎			∎		∎		∎

M&A Experience	∎	∎	∎		∎		∎	∎	∎	∎	∎

Background

Years on the Board	3	3	12	4	4	4	9	8	10	13	4

Age	67	60	67	60	66	61	61	63	63	74	57

Gender	F	M	M	M	F	F	M	M	M	M	M

Diversity*	∎	∎		∎	∎	∎		∎			∎

* Diversity includes Female / Racial / Ethnic / LGBTQ+ and Geographically Diverse (Non-US Citizenship)

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive lead director. The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

26        Johnson Controls International plc

Governance of the Company  ›  Board Composition, Tenure and Expertise

Currently, the Board operates with a designated Lead Director with a well-defined role. The Lead Director, currently Mr. Jürgen Tinggren, acts as an intermediary between the Board and senior management. Among other things, the Lead Director’s duties include:

Mr. Tinggren is highly engaged and is routinely in direct contact with members of senior management, including the Chief Financial Officer, the General Counsel, the Corporate Controller and the Corporate Secretary, among others. He also has routine discussions with the Company’s independent auditors. Mr. Tinggren’s level of engagement allows him to have a continuous impact on the Company’s strategic and operational initiatives.

Along with the CEO, the Lead Director also hosts Board update calls on a monthly basis in the periods between Board meetings to keep the Directors current on important developments in the business as well as the status of key strategic and operational initiatives. These update calls provide Directors with the opportunity to stay current on matters impacting the Company, which facilitates more efficient and robust discussions at the regularly scheduled Board meetings.

Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration our key priorities, global trends impacting our business, regulatory developments, and disruptors in our businesses. The Board’s oversight of our strategy primarily occurs through deep-dive annual reviews of the Company’s long-term strategic plans. During these reviews, management provides the Board with its view of the key commercial and strategic risks faced by the Company, and the Board provides management with feedback on whether management has identified the key risks and is taking appropriate actions to mitigate risk. In addition to the annual deep-dive strategic review, because the Company’s strategic initiatives are subject to rapidly evolving business dynamics, the Board regularly receives updates on key strategic initiatives throughout the year to ensure progress is being made against goals, understand where adjustments or refinements to strategy may be appropriate and stay current on issues impacting the business.

The Board’s oversight of strategy was prominent throughout the year as the Company continued its journey to become a smart building solutions leader. At every regularly scheduled Board meeting, the Board received updates from management on how the Company was developing and executing its strategy to build and expand its digital capabilities to deliver new and differentiated services grounded in deep understandings of how the Company’s customers operate, including outcome-based solutions that address customers’ needs to improve energy efficiency and reduce greenhouse gas emissions. The Board also met for a deep-dive technology review of the Company’s OpenBlue software platform and key product lines that are being enhanced with digital technology to drive the Company’s strategy. This included a comprehensive review of the OpenBlue software architecture, how it is being incorporated into the Company’s products and services to provide differentiated and customized solutions, how the Company plans to further augment its digital capabilities and how the Company is managing cybersecurity risk across the lifecycle of its digital products and solutions. The Board applied the knowledge gained from these sessions to provide advice and oversight to management as the Company worked to refine and execute its strategy in fiscal year 2021. The oversight provided by the Board was carried over into its committees, with the Compensation and Talent Development Committee monitoring the Company’s efforts to build a diverse workforce that is digital capable, solutions oriented and focused on continuous learning and growth, and the Governance and Sustainability Committee monitoring the cybersecurity risks associated with the Company’s digital strategy.

2022 Notice and Proxy Statement        27

Governance of the Company  ›  Board Oversight of Strategy

Johnson Controls has a clear vision and growth agenda. The visions and values described above are designed to achieve our mission of helping our customers win everywhere, every day through a relentless focus on customer needs, developing and deploying leading products and technology, distributing our products and services through accessible channels, and attracting and retaining top talent. Johnson Controls plans to achieve these objectives through:

•

Creating Growth Platforms by developing sales excellence through building intimate customer relationships to understand customer needs and how to solve them; driving innovation to translate customer problems into business opportunities; developing advantaged solutions and enhanced business models; making it easy for customers to do business with Johnson Controls; and building an acquisition pipeline.

•

Driving Operational Improvements by standardizing processes and improving cost and service; being best-in-class in G&A effectiveness and efficiency; leveraging IT to increase efficiency and effectiveness; enhancing manufacturing efficiency at all levels; and improving service and installation productivity and optimizing field infrastructure.

•

Building a Performance Culture by establishing a transparent, data-driven performance culture; aligning strategy, structure, people and processes to create One Team; investing in all talent, focusing on skill building and professional development, and diversity and inclusion; and driving a global commitment to wellness and sustainability.

Through these efforts we plan to achieve top quartile organizational health while creating greater shareholder value and generating long-term free cash flow conversion. For additional information on our strategy, see “Business Strategy” in Item 1 of our Annual Report on Form 10-K filed with the SEC on November 15, 2021.

Board Oversight of Talent and Succession Planning

Our Board oversees management succession planning and talent development. The Compensation and Talent Development Committee (formerly known as the Compensation Committee) regularly reviews the CEO succession plan and the succession plans for key positions at the senior executive level across the Company. The CEO and CHRO regularly review with the Compensation and Talent Development Committee the assessment and the development of a diverse pipeline of senior leaders who are potential successors for these roles. In addition, the full Board discusses succession and/or talent management at each of its regularly scheduled meetings. These discussions are led by the CEO and Chief Human Resources Officer, with periodic assistance from other senior leaders within the Company and firms with talent assessment expertise. These discussions include critical leadership competencies, talent assessment, short and long-term development and readiness of executives, the pool of external talent, and diversity. The Board also evaluates succession and development plans in the context of our overall business strategy and culture. Potential leaders are visible to Board members through formal presentations and informal events to allow Directors to personally engage with current and future leaders. In 2021, Board members were involved in the search and appointment of a new Chief Human Resources Officer to succeed Lynn Minella in anticipation of her retirement. Board members were involved in reviewing the talent pipeline of candidates and interviewing the finalist candidate prior to approving management’s recommendation to appoint Marlon Sullivan as our Chief Human Resources Officer.

In late 2020, the Compensation Committee amended its charter to change its name to the Compensation and Talent Development Committee, enhancing its oversight over our talent development and human capital management efforts. Under its revised charter, the Compensation and Talent Development Committee is charged with reviewing: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress. In carrying out these responsibilities, the Compensation and Talent Development Committee annually reviews with our Chief Human Resources Officer: our diversity and inclusion plans and goals, reports on our organizational health, our succession planning and talent development strategy and progress, and the Company’s human capital policies and practices.

We have implemented several measures that focus on ensuring accountabilities exist for attracting and developing diverse talent in our workforce. For fiscal years 2021 and 2022, our CEO and other senior leaders have diversity and inclusion objectives embedded in their annual performance goals. We have also committed to having a diverse talent pipeline by partnering with our business units in their workforce planning forecasts to develop initiatives and goals to recruit diverse talent across all leadership and skill areas. We actively develop diversity sourcing strategies and partner with external organizations that develop and supply diverse talent.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

28        Johnson Controls International plc

Governance of the Company  ›  Board Oversight of Risk

Board Oversight of Risk

2022 Notice and Proxy Statement        29

Governance of the Company  ›  Board Oversight of Cybersecurity

Board Oversight of Cybersecurity

We understand that cybersecurity is an essential component of the Board’s oversight responsibility. The Board receives cybersecurity updates from senior management, including the Chief Information Officer, Chief Information Security Officer and Chief Technology Officer. These updates cover the cybersecurity risks facing our enterprise information technology structure, as well as our digital products and services. The Governance and Sustainability Committee provides a deeper level of oversight through quarterly engagements with senior management, including the Chief Information Officer, Chief Information Security Officer and Chief Product Security Officer, to review the Company’s cybersecurity program, including the highest risk areas and key mitigation strategies. Topics covered in fiscal year 2021 included: supplier risk management, the cybersecurity threat landscape, manufacturing security and cloud security. The Company has experienced, and expects to continue to experience, cyber threats and incidents, and the Governance and Sustainability Committee receives quarterly reports on any notable incidents that may have occurred during the quarter, as well as updates on cybersecurity events impacting the marketplace (whether or not the Company is impacted). To date, no such incidents have been material to the Company.

Our policies, standards, and procedures apply to all users to ensure the workforce is aware of threats and the importance of information security and cybersecurity. The cybersecurity policies and standards were created following ISO 27001 for the overall enterprise and ISA/IEC 62443 for automation and control system products. We leverage multiple channels to promote cybersecurity topics, deliver targeted initial and refresher training for all users, and conduct an annual mandatory global information security training campaign with certification, which is translated into 20 languages. These elements are designed to maintain a risk aware culture. Our vulnerability management program assures that vulnerability assessments are continually conducted with specific frequencies for specific asset types to validate system health against known threats. We leverage multiple tools, which are routinely updated with new signatures, to continually respond to evolving threats identified as part of our threat detection capability. Events with cyber security impacts are routed to the IT and Product Security Incident Response function for triage, investigation, and if necessary, mitigation. We also maintain a cybersecurity insurance policy.

Oversight of Political Spending

We participate in the public policy process in various ways including corporate government affairs activities designed to educate policymakers on key issues related to our business, political giving through the Johnson Controls Political Action Committee (“PAC”), and limited direct corporate political contributions. To promote transparency, we make this information publicly available on our website and through various government filings, as required by law.

Our PAC is governed by a steering committee, which is chaired by the Company’s Executive Vice President & General Counsel and made up of business and functional leaders across the Company. The committee provides operational oversight and direction of PAC activities. The committee also reviews candidate recommendations and uses the PAC’s selection criteria to determine who will receive financial support.

Our lobbying and political activities are overseen by our Chief Sustainability & External Relations Officer, who works closely with our legal department to ensure compliance with our political engagement policy. Our Executive Vice President & General Counsel, Chief Sustainability & External Relations Officer, and Chief Ethics and Compliance Officer meet regularly with the Chief Executive Officer and the senior leadership team to review legislative, regulatory and political developments.

The Governance and Sustainability Committee provides primary board-level oversight in reviewing our corporate political activity and public policy efforts. Our Chief Sustainability & External Relations Officer reports to the Governance and Sustainability Committee on our governmental outreach, PAC and other political activities on a quarterly basis and the full Board is briefed on government relations matters at least annually.

Director Orientation

All new Directors participate in our director orientation program during the first few months on our Board. New Directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. They then participate in a series of meetings with management representatives from our business and functional areas to review and discuss information about the Company’s strategic plans, financial statements, and key issues, policies, and practices. Based on feedback from our Directors, we believe this onboarding approach provides new directors with a strong foundation for understanding our businesses, connects Directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations.

30        Johnson Controls International plc

Governance of the Company  ›  Director Education

Director Education

Our Board believes that director education is key to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at our expense on corporate governance and critical issues associated with a Director’s service. Our Board also hears regularly from management on numerous subjects, including investor relations, human capital management, sustainability, technology, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to our facilities. For example, in 2021, our Board participated in a Global Products “virtual visit” where the Board engaged in a deep dive review of Company’s OpenBlue software platform and key product lines that are being enhanced with digital technology to drive the Company’s strategy.

Shareholder Engagement

In 2021, we continued our focus on regularly engaging with our shareholders. The Company reached out to holders of over 60% of our shares outstanding. Meetings were requested by two shareholders, representing 16% of the Company’s outstanding shares. During these meetings, we discussed many topics including our executive compensation program, our sustainability governance and risk management structure, diversity and inclusion and OpenBlue. Investors were generally supportive of the Company’s governance and compensation practices and were pleased with the Company’s corporate responsibility and sustainability efforts. In addition, several shareholders declined requests for meetings noting that engagement was unnecessary due to no significant concerns with our governance and compensation practices. This outreach and discussions provide our Board with valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders on a regular basis to better understand and consider their views.

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Talent Development and Governance and Sustainability, and each of these NYSE-required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, Lead Director and each committee chair that meets to review matters as delegated to it by the Board. All committees report on their activities to the Board.

The Lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in Johnson Controls’ Articles of Association.

The Governance and Sustainability Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least four times annually and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions, but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of Shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The Lead Director and the Chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board Chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the Lead Director, is held at least annually, and in practice occurs at least once during most Board meetings. Mr. Tinggren ensures that the executive sessions are highly interactive and include robust discussions on the Company’s strategic and operational initiatives and related risks. They also include in-depth discussions on matters such as executive performance and succession planning. These discussions are key to informing the Board’s oversight role and appropriately challenging management.

2022 Notice and Proxy Statement        31

Governance of the Company  ›  Board Meetings

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held at least annually at a regular Board meeting, but such sessions often occur more frequently. Succession planning meetings focus on the development and succession of not only the CEO but also the Company’s other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

The Board also participates in monthly update calls in the periods between Board meetings to keep the Directors current on important developments impacting the Company as well as the status of key strategic and operational initiatives.

The Board also makes periodic visits to our facilities to learn more about our products and customers. For example, in 2021 our Board participated in a Global Products “virtual visit” where the Board engaged in a deep dive review of Company’s OpenBlue software platform and key product lines that are being enhanced with digital technology to drive the Company’s strategy.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chair of the Board in consultation with the Lead Director, committee chairs, and other Directors.

Board Communication

Management speaks on behalf of Johnson Controls, and the Board normally communicates through management with outside parties including shareholders, business journalists, analysts, rating agencies and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a process for interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at jciboard@jci.com. Depending upon the nature of the communication and to whom it is directed, the Corporate Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter). Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

32        Johnson Controls International plc

Governance of the Company  ›  Board and Committee Evaluation Process

Board and Committee Evaluation Process

1 QUESTIONNAIRES (Sept – Oct)

Each Director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. The Board-specific questionnaire requests ratings and solicits detailed suggestions for improving Board and committee governance processes and effectiveness. The committee-specific questionnaires are tailored to the respective committees' roles and responsibilities. Topics include:

Board and Committee meetings, Board and Committee roles and responsibilities, Board and Committee composition, culture and relationship with management.

2 DIRECTOR REVIEW (Oct – Nov)

Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include all specific Director comments, without attribution. Each Director receives the Board self-evaluation summary and the self-evaluation summary for each committee on which the Director serves.

The results of the committee evaluations are also shared with the Lead Director and the Chair of the Governance and Sustainability Committee.

3 INDIVIDUAL DIRECTOR INTERVIEWS (Oct – Nov)

The Lead Director and the Chair of the Governance and Sustainability Committee meet with each Director regarding the self-evaluation results.

This enables Directors to have frank conversations and address Board, Committee and individual director performance and effectiveness directly.

4 BOARD SUMMARY & FEEDBACK (Dec)

Committee self-evaluation results are discussed by each committee, and Board self-evaluation results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement and implement plans to address those matters. The qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board.

5 ONGOING FEEDBACK

Throughout the year, directors may discuss concerns, including those related to individual performance separately with the Lead Director.

Board Feedback & Recent Improvement Actions

Based on responses from recent Board and committee evaluations, the Board requested that senior management take the following actions:

- Consider the time allocated to presentations vs. Q&A at Board meetings to better facilitate in-depth discussions;
- Consider facilitating additional opportunities for interpersonal interaction among directors and between directors and management to compensate for COVID-related meeting restrictions; and
- Consider reviewing committee rotation and Chair assignments, including whether at least one committee chair should be female.

In response to feedback provided by the Board, management worked to streamline its presentations to the Board and facilitate additional interaction between directors and management and returned to in-person meetings in late 2021. The Board also evaluated the composition of its committee chairs, appointing Gretchen Haggerty as the chair of the Audit Committee and Jean Blackwell as chair of the Governance and Sustainability Committee.

2022 Notice and Proxy Statement        33

Governance of the Company  ›  Board and Committee Evaluation Process

The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement. The Governance and Sustainability Committee annually reviews the evaluation process and considers ways to augment it.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Compensation and Share Ownership

The Governance and Sustainability Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation and Talent Development Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls ordinary shares or their equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any stock. Mr. Oliver receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Our Board annually determines the independence of each Director and nominee for election as a Director based on a review of the information provided by the Directors and the executive officers and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent Directors:

∎	are not former officers or employees of Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

∎	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

∎

have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a Director;

∎	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

∎

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

∎

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000;

∎

do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

∎

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver, meet these standards and are therefore independent of the Company.

34        Johnson Controls International plc

Governance of the Company  ›  Director Service

Director Service

Directors are elected by an affirmative vote of a majority of the votes cast (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of a majority of votes cast (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director is required to tender their resignation from the Board at the Annual General Meeting following his or her 75th birthday. The Board may, in its discretion, waive this limit in special circumstances. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance and Sustainability Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance and Sustainability Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The Governance and Sustainability Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

Nomination of Directors and Board Diversity

The Governance and Sustainability Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy regarding diversity, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender, national origin and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other Directors. The Governance and Sustainability Committee also considers the Board’s overall composition and diversity when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, exposure to international markets, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance and Sustainability Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Governance and Sustainability Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review. The current composition of our Board reflects these ongoing efforts and the continued importance of a diversity of skills, characteristics and experience to the Board.

General criteria for the nomination of Director candidates include:

●  The highest ethical standards and integrity

●  A willingness to act on and be accountable for Board decisions

●  An ability to provide wise, informed and thoughtful counsel to top management on a range of issues

●  Diversity of expertise and experience as well as diversity with respect to race, gender and ethnicity

●  A history of achievement that reflects superior standards for themselves and others

●  Loyalty and commitment to driving the success of the Company

●  An ability to take tough positions while at the same time working as a team player

●  Individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance and

2022 Notice and Proxy Statement        35

Governance of the Company  ›  Nomination of Directors and Board Diversity

Sustainability Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Talent Development and Governance and Sustainability Committees. In addition, the Governance and Sustainability Committee ensures that each member of the Compensation and Talent Development Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance and Sustainability Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland. Such recommendation must include:

Shareholder- recommended Director candidate nominations must include:

●  The name and address of the candidate

●  A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above

●  The candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement

●  Evidence of share ownership of the person making the recommendation

●  All information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board

The recommendation must also follow the procedures set forth in Articles 54 — 68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance and Sustainability Committee for nomination and inclusion in the Company’s Proxy Statement for the 2023 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate Secretary no later than September 23, 2022. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance and Sustainability Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance and Sustainability Committee. No candidates were recommended by shareholders in connection with the 2022 Annual General Meeting.

The Governance and Sustainability Committee employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Governance and Sustainability Committee also receives suggestions for Director candidates from Board members. All of our nominees for Director are current members of the Board. In evaluating candidates for Director, the Governance and Sustainability Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Governance and Sustainability Committee’s evaluation of the current Directors, each nominee was recommended for election.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed participation in their Board responsibilities, non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intends to serve on another board, the Governance and Sustainability Committee is required to be notified. The Governance and Sustainability Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation and Talent Development Committee.

The Company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a

36        Johnson Controls International plc

Governance of the Company  ›  Other Directorships, Conflicts and Related Party Transactions

transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved in advance by our Governance and Sustainability Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved in advance by a majority of disinterested Directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with companies where Johnson Controls’ Directors were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

2022 Notice and Proxy Statement        37

Governance of the Company  ›  Sustainability Governance

Sustainability

At Johnson Controls, sustainability is at the heart of our business and fundamental to everything we do. As the global leader in smart, healthy and sustainable buildings, our 100,000 employees across more than 150 countries reimagine the performance of buildings and provide innovative products and services that make spaces healthier for those that occupy them and empower customers and communities to consume less energy and conserve resources.

We believe our leadership in sustainability ultimately creates long-term benefits for our customers, employees, shareholders, and society. This is a critical time for climate action. As a smart, building solutions leader, we have committed to achieving net zero Scope 1 and 2 carbon emissions before 2040, and announced science-based targets for 2030. We believe that solutions such as our OpenBlue digital platform can help our customers and suppliers meet and exceed their own sustainability goals.

We create intelligent buildings and efficient energy solutions to enable smart cities and communities. Our employee purpose is to power our customers’ success and protect the environment. We grow our business by providing sustainable products and services, improving operational effectiveness, empowering our people, and reducing the environmental footprint of our operations and supply chain.

Sustainability Governance

38        Johnson Controls International plc

Governance of the Company  ›  Progress toward our 2025 Sustainability Strategy and ESG Commitments

Progress toward our 2025 Sustainability Strategy and ESG Commitments

New Ambitious ESG Goals

In January 2021, we announced a new set of environmental, social and governance goals, including science-based targets, Scope 1 and 2 net zero carbon emissions pledge, reducing operational emissions by 55 percent and customers’ emissions by 16 percent before 2030, doubling annual avoided emissions by 2030 through customer use of our OpenBlue digitally-enabled products and services, increasing women and minority leaders and focusing on underserved markets to increase Johnson Controls’ spend with women and minority owned businesses. We have already made significant progress toward many of these goals and our 2025 Sustainability Strategy:

Products, Services and Solutions

Provide increasingly sustainable products and services

In 2021, our Science Based Targets (“SBTs”) were approved by the Science Based Targets Initiative. Our Scope 1 and 2 targets align with the more ambitious, updated Paris Agreement aim to limit global temperature increase to below 1.5 degrees Celsius. Our SBTs establish commitments to reduce our Scope 1 and 2 emissions 55% by 2030, against a 2017 baseline, and reduce our customers’ emissions 16% over the same time period. This includes further reducing our internal carbon emissions and providing increasingly sustainable product and service offerings.

Since January 2000, performance contracting projects have helped our customers save more than 32.4 million metric tons CO2e and $7.1 billion USD through energy and operational savings.

In July 2021, we launched OpenBlue Net Zero Buildings as a Service, a turnkey solution to deliver decarbonization outcomes for our customers’ building asset portfolios. OpenBlue Net Zero Buildings as a Service leverages our suite of building technology applications with sustainability innovations to track and analyze greenhouse gas emissions, enabling us to assist our customers on their journey to net zero by delivering outcome and risk-management solutions to achieve decarbonization goals.

2022 Notice and Proxy Statement        39

Governance of the Company  ›  New Ambitious ESG Goals

We are committed to the worldwide transition to low-global warming potential (“GWP”) refrigerants and we offer alternative refrigerants across all chiller platforms, with GWP reductions ranging from 56 to more than 99 percent compared to conventional refrigerants. In 2021, we announced that our ducted systems product portfolio will use a new refrigerant with a 78 percent reduction in GWP by 2025.

We believe we offer the most comprehensive range of heat pumps and refrigeration equipment across residential, commercial and industrial buildings, enabling solutions with the lowest total lifecycle greenhouse gas emissions for any application.

People

Foster a culture of sustainability that engages and attracts people who want to make a difference

At Johnson Controls, every employee is empowered to engage in our culture of inclusion. We are creating an environment where the voices of our colleagues are heard, contributions to our business success are recognized and rewarded, and differences are valued. Our nine Business Resource Groups (“BRGs”) provide employees the opportunities to engage, advocate and develop, both personally and professionally. In 2020, our company re-launched the Business Resource Group structure with active support and ongoing engagement from our executive team. We are pleased to report over 350% growth in fiscal 2021 in our BRG membership across 39 chapters around the globe. We continued our work to elevate hiring practices, to hold regular inclusion discussions at all levels through our global Perspective Listening Series, and to provide local workshops to empower managers to drive an inclusive culture with their teams. We are expansive in our approach, thoughtful in our engagement and intentional with our purpose.

Since 2003, our employees have volunteered over 1.8 million hours in local communities. In FY2021, our corporate philanthropy efforts resulted in contributions of more than $12 million. In addition, our employees gave in excess of $2.6 million.

At Johnson Controls, we lead with a strategic approach to philanthropy and volunteerism, building communities that are safe, smart, and sustainable. In 2021, we launched the Community College Partnership Program, investing in the technicians of tomorrow. We are investing $15 million over five years help expand community college associate degree and certificate programs in heating, ventilation and air conditioning, fire and security and digital building automation systems across the United States.

Johnson Controls Mexico achieved gold level, the highest level, in the Mexican Standard on Job Equality and Non-Discrimination. Johnson Controls is one of only two multi-national corporations to be awarded the gold level in multiple sites. This certification was issued by Factual Services with the endorsement of the Mexican Federal Secretary of Labor.

Partnerships

Lead in global partnerships that significantly increase our sustainability impact

We joined The Climate Pledge, a commitment co-founded by Amazon and Global Optimism. Signatories of the Climate Pledge commit to reaching net-zero carbon emissions by 2040, ten years ahead of the goal set out in the United Nations Paris Climate Agreement.

We align with the United Nations Sustainable Development Goal 7, Affordable and Clean Energy. We became a United Nations UN Energy 24/7 Carbon Free Energy Compact signatory and published an UN Energy Compact, joining other companies, governments and solutions providers in working together to develop and scale technologies, energy policies, procurement practices and solutions to transform the broader energy system and enable rapid and cost-effective carbon-free energy.

Throughout the next three years, we intend to invest $2 million in various Urban League programs. As part of the Johnson Controls Foundation’s strategic plan to foster impactful relationships and support social equity, our partnership with this century-old organization reinforces our commitment to economic empowerment, equality and social justice.

40        Johnson Controls International plc

Governance of the Company  ›  New Ambitious ESG Goals

Performance

Improve our sustainability performance and track progress

In fiscal 2021, we became the first S&P 500 industrial company to publish both an integrated Sustainable Finance Framework and a Sustainability-Linked Bond. The interest rate on our Sustainability-Linked Bond is tied to reducing both our operational emissions and our customers’ emissions.

We are on track to meet our Zero Landfill goals and achieved 25 Zero Landfill certified facilities.

Our global renewable energy amounted to 209,000 MWh through purchase of Renewable Energy Certificates. Through this initiative we offset more than 100% of our greenhouse gas emissions from our manufacturing plants in the United States.

We exceeded our fiscal 2021 goal for greenhouse gas intensity with a 20% reduction from fiscal 2020 levels. In addition, we reduced our energy intensity by 27% from fiscal 2020 levels.

Governance

Demonstrate our Commitment to sustainability from the top

We linked executive compensation to our sustainability and diversity goals to drive individual leadership accountability. Sustainability and diversity performance goals are required for the top leaders of our company, including our CEO and executive team. These goals are included as part of the individual contribution modifier applied to their annual incentive award calculation. In 2021, nearly 10,000 employees tied their annual goals to sustainability and diversity.

George Oliver, our Chief Executive Officer, serves as the chairman of the Business Roundtable Energy and Environment Committee. The Committee dedicates itself to policies that encourage innovation and support an environmentally and economically sustainable future. The Business Roundtable believes that to avoid the worst impacts of climate change, the world must work together to limit the global temperature rise consistent with the Paris Agreement. In addition, our leaders proudly serve on social, environmental and governance leadership board positions around the world, furthering sustainability leadership globally.

We are honored to be listed on more than 40 leading sustainability indices and to be named one of the World’s Most Ethical Companies and one of the Global 100 Most Sustainable Corporations

Johnson Controls has been publicly reporting its sustainability results since 2002 and is proud of its history of transparency. We report at the GRI Standards-Comprehensive level, United Nations Global Compact Advanced level and respond to the CDP and fulfill additional requests by investors, customers and others for our sustainability data. We are a Sustainability Accounting Standards Board (SASB) Reporter, and align our reports to the UN Sustainable Development Goals and the recommendations of the Task Force on Climate-Related Financial Disclosures. Our public sustainability reports, policies and commitments can be found at: https://www.johnsoncontrols.com/corporate-sustainability/reporting-and-policies. The information contained on this website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

2022 Notice and Proxy Statement        41

Governance of the Company  ›  New Ambitious ESG Goals

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of Directors.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee director compensation for fiscal 2021 consisted of an annual cash retainer of $140,000 and restricted stock units (“RSUs”) with a grant date value of approximately $175,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each standing committee received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director. In fiscal year 2021, the Governance and Sustainability Committee recommended no changes to non-employee director compensation in connection with its annual review of Director compensation, which included a review of industry and peer Director compensation practices. The Board believes that the compensation of its non-employee directors is reasonable, appropriate and consistent with market practice.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Current Directors

Ms. Jean Blackwell (GC) (2)	$140,000	$175,000	$315,000

Mr. Pierre Cohade	$140,000	$175,000	$315,000

Mr. Michael E. Daniels (CC)	$165,000	$175,000	$340,000

Mr. Juan Pablo del Vale Perochena (2)	$165,000	$175,000	$340,000

Mr. W. Roy Dunbar	$140,000	$175,000	$315,000

Ms. Gretchen R. Haggerty (AC)(3)	$160,261	$175,000	$335,261

Ms. Simone Menne	$140,000	$175,000	$315,000

Mr. Jürgen Tinggren (L) (3)	$174,739	$175,000	$349,739

Mr. Mark Vergnano	$140,000	$175,000	$315,000

Mr. R. David Yost	$140,000	$175,000	$315,000

Mr. John D. Young	$140,000	$175,000	$315,000

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation and Talent Development Committee Chair

(GC)=	Governance and Sustainability Committee Chair

(1)

This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(2)

In December 2021, Ms. Blackwell became the Chair of the Governance and Sustainability Committee, with Mr. del Vale Perochena remaining a member of the Governance and Sustainability Committee in anticipation of his retirement from the Board. Mr. del Vale Perochena served as chair of the Governance and Sustainability Committee for the entirety of fiscal year 2021.

42        Johnson Controls International plc

Governance of the Company  ›  Compensation of Non-Employee Directors

(3)	In December 2020, Ms. Haggerty became the Chair of the Audit Committee and Mr. Tinggren became a member of the Governance and Sustainability Committee.

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $3,000 for each Director to qualifying charities.

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2021 and meeting information for each of the Board Committees.

Name	Audit	Governance and Sustainability	Compensation and Talent Development	Executive	Date Elected/ Appointed to Board

Ms. Jean Blackwell			X		06/13/2018

Mr. Pierre Cohade	X				12/05/2018

Mr. Michael E. Daniels			X(C)	X	03/10/2010

Mr. Juan Pablo del Valle Perochena		X(C)		X	09/02/2016

Mr. W. Roy Dunbar			X		06/14/2017

Ms. Gretchen R. Haggerty	X(C)			X	03/07/2018

Ms. Simone Menne	X				03/07/2018

Mr. George R. Oliver				X(C)	09/28/2012

Mr. Jürgen Tinggren (L)		X		X	03/05/2014

Mr. Mark Vergnano			X		09/02/2016

Mr. R. David Yost	X				03/12/2009

Mr. John D. Young		X			12/07/2017

Number of Meetings During Fiscal Year 2021	9	4	6	0

(L)	= Lead Director

(C)	= Committee Chair

During fiscal 2021, the full Board met 6 times. All Directors attended at least 75% of the Board and committee meetings on which they sit. The Board’s governance principles provide that Board members are expected to attend each Annual General Meeting in person or by phone. At the 2021 Annual General Meeting, all of our current Board members who were Board members at such time were in attendance.

Audit Committee. The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee discusses with the independent auditor any critical audit matters. The Audit Committee holds meetings regularly with our independent and internal auditors, the Board, and management to review and monitor the adequacy and effectiveness of reporting, internal controls, and compliance with our Code of Ethics and other policies. The Audit Committee has been

2022 Notice and Proxy Statement        43

Governance of the Company  ›  Committees of the Board

established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Audit Committee are Messrs. Cohade and Yost and Mses. Haggerty and Menne, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Ms. Haggerty is the chair of the Audit Committee. Mr. Tinggren served as Chair of the Audit Committee until December 2020, at which time he became a member of the Governance and Sustainability Committee and Ms. Haggerty assumed the role of Audit Committee Chair. Mr. Yost joined the Audit Committee in December 2020. The Board has determined that each of Mr. Yost and Mses. Haggerty and Menne are audit committee financial experts. Mr. Tinggren was independent under NYSE listing standards and SEC rules for audit committee members and determined to be an audit committee financial expert during his time as a member of the Audit Committee.

Governance and Sustainability Committee. The Governance and Sustainability Committee identifies individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, develops and recommends to the Board a set of corporate governance principles, and plays a general leadership role in Johnson Controls’ corporate governance and the oversight of environmental, social, governance, political, legislative, and public policy trends that could impact the Company. In addition, the Governance and Sustainability Committee oversees our environmental, health and safety management system and enterprise risk assessment activities, including the oversight of cybersecurity risk. The Governance and Sustainability Committee receives quarterly updates from management on cybersecurity, health and safety and sustainability matters. The Governance and Sustainability Committee reviews the Company’s’ overall sustainability strategy, metrics, targets, goals and progress, as well as the development of new sustainability-based targets. The Governance and Sustainability Committee also oversees and makes recommendations to the Board regarding the compensation of our independent Directors. The Governance and Sustainability Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Governance and Sustainability Committee are Ms. Blackwell and Messrs. del Valle Perochena, Tinggren and Young, each of whom is independent under NYSE listing standards. Mr. del Valle Perochena served as Chair of the Governance and Sustainability Committee until December 2021, at which time Ms. Blackwell assumed the role of Governance and Sustainability Committee Chair in anticipation of Mr. del Valle Perochena’s retirement. Mr. Yost served as a member of the Governance and Sustainability Committee until December 2020, at which time he became a member of the Audit Committee. Mr. Tinggren joined the Governance and Sustainability Committee in December 2020.

Compensation and Talent Development Committee. The Compensation and Talent Development Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation and Talent Development Committee also reviews: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress. The Compensation and Talent Development Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Compensation and Talent Development Committee are Messrs. Daniels, Dunbar and Vergnano. Mr. Daniels is the Chair of the Compensation and Talent Development Committee. Ms. Blackwell served as a member of the Compensation and Talent Development Committee until December 2021, at which time she assumed the role of Governance and Sustainability Committee Chair. The Board of Directors has determined that each of the current and former members of the Compensation and Talent Development Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation and Talent Development Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Executive Committee. The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate development activities, business portfolio optimization, capital appropriations and capital expenditures. The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Executive Committee are Mses. Blackwell and Haggerty and Messrs. Daniels, Oliver and Tinggren. Mr. Oliver is the chair of the Executive Committee.

44        Johnson Controls International plc

Governance of the Company  ›  Committees of the Board

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano served on the Compensation and Talent Development Committee. None of the members of the Compensation and Talent Development Committee during fiscal 2021, or as of the date of this Proxy Statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Talent Development Committee or Board of Directors.

2022 Notice and Proxy Statement        45

COMPENSATION DISCUSSION & ANALYSIS

At Johnson Controls our promise is to advance the safety, comfort and intelligence of spaces and places to power our customers’ mission. This requires us to work with integrity and purpose, focus on our customers and the future, together as one team. To ensure we are successful, our compensation programs are designed to reward our employees, including our executive officers, accordingly.

This Compensation Discussion & Analysis (the “CD&A”) section of our Proxy Statement sets out the mechanics of our executive compensation program, in particular its application and outcomes in respect of fiscal 2021, ending September 30, 2021.

2021 NAMED EXECUTIVE OFFICERS (“NEOs”)

Named Executive Officer	Title

George R. Oliver	Chairman & Chief Executive Officer

Olivier Leonetti	Executive Vice President & Chief Financial Officer

Jeffrey M. Williams	Vice President & President — Global Products, Building Technologies and Solutions

Ganesh Ramaswamy	Vice President & President — Global Services

John Donofrio	Executive Vice President, General Counsel

Brian J. Stief	Former Vice Chairman & Chief Financial Officer[1]

1.	Following the end of fiscal 2020, Mr. Leonetti succeeded Mr. Stief as our Chief Financial Officer. Mr. Stief subsequently retired from the Company on December 31, 2020.

EXECUTIVE SUMMARY

FISCAL 2021 PRIORITIES AND PERFORMANCE

At Johnson Controls we transform the environments where people live, work, learn and play. As a global leader in technology that powers smart, healthy and connected buildings, our mission is to reimagine the performance of buildings to serve people, places and the planet, with sustainability at the heart of our business and fundamental to everything we do. Our values of integrity first, purpose led, customer driven, future focused and one team guide our actions and are the foundation of driving a high-performance culture that allows us to deliver strong financial results to our shareholders.

Our strategic focus has been to transform our business from a traditional buildings systems integrator into a smart buildings solutions leader. We believe this transformation positions us to lead the revolution of smart buildings, delivering both short term results and long-term value to our shareholders. Over the past several years, we have streamlined and invested in our business to develop the focus and capabilities to capitalize on key growth vectors, including decarbonization, smart buildings and healthy buildings, which we believe represents a $250 billion opportunity over the next decade. Throughout this transformation, we have set aggressive and ambitious goals to motivate management to execute on our strategy and generate value for our shareholders. This motivation was evident during the depths of the fiscal 2020 economic downturn caused by the COVID-19 pandemic, where we did not back down from our strategy, but instead continued to position for the future, taking decisive actions to protect the health and wellbeing of our employees and their families, maintain the continuous functionality of critical infrastructure and essential facilities around the world and preserve our long-term viability and performance, all while taking critical steps forward in the execution of our core strategy, including investing in our digital products and launching our OpenBlue platform. This disciplined management of our business and strong execution helped advance our goals and established a strong foundation, upon which we continued to execute and build as we entered fiscal 2021.

Against a continuing backdrop of an ongoing pandemic and overall economic uncertainty caused by supply chain disruptions, labor shortages, inflation, and limited visibility, we entered fiscal 2021 with an ambition to overcome these uncertainties and capitalize on our strategic priorities as the global economy began to recover from the impacts of the pandemic. Amid these uncertainties, we were able to successfully navigate a challenging environment, simultaneously delivering strong financial performance, while advancing our strategic goals. We intensified our focus on accelerating our growth capabilities, leveraging innovative technologies, driving higher attachment of recurring services and capitalizing on our vectors of growth. We made significant progress in scaling our OpenBlue digital platform, expanding our partner ecosystem, and accelerating service growth and new product launches. We unveiled ambitious new ESG goals and Science-Based Targets. We executed on all of

46        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2021 Priorities

our strategic initiatives with an emphasis on creating shareholder value through disciplined execution, productivity enhancements and sustainable cost management. Notably we:

∎	Delivered GAAP EPS of $2.10 and full-year adjusted EPS of $2.65, up 18% versus prior year;*

∎	Generated full year cash provided by operating activities of $2.6 billion and full year free cash flow of $2.0 billion, generating 105% conversion on an unadjusted basis;

∎

Generated substantial long-term value for shareholders, with our stock price at the end of fiscal 2021 near an all-time high and our three-year total shareholder return relative to the S&P 500 industrials above the 89th percentile;

∎	Overcame significant headwinds from higher raw material, indirect material, labor, and freight cost inflation, as well as supply chain inefficiencies to achieve year over year margin expansion;

∎	Returned over $2 billion in capital to shareholders through ~$1.3 billion in share buybacks and ~$760 million in dividends; and

∎	Ended fiscal year 2021 with a strong balance sheet and liquidity profile.

Based on the strong performance and disciplined execution by management, we were able to successfully manage the uncertainties of the current economic environment and deliver significant value to our shareholders. As a result, the Compensation and Talent Development Committee determined that no COVID-19 related adjustments were necessary to our fiscal year 2021 Annual Incentive Performance program or our fiscal 2019-2021 performance share unit awards, which resulted in a 178.9% and 145.2% payout of target, respectively.

Looking ahead to fiscal year 2022, our focus turns to demonstrating and accelerating our growth capabilities. We believe our proven product technology leadership and focus on sustainability, combined now with our OpenBlue software platform, truly differentiates the solutions we can deliver to customers. We believe we are best positioned to lead the revolution of smart buildings, and we are fully committed to being a leader in creating healthier, safer and more sustainable buildings. To this end, we are leveraging the breadth and depth of our digitally enabled products and services with the capabilities of our OpenBlue software platform to create technologically driven, outcome-based services and solutions for our customers, while building a diverse workforce that is digital capable, solutions oriented and focused on continuous learning and growth. At the same time, we are fully committed to delivering on our cost reduction and productivity goals for the year and believe we are well on track to achieve significant margin expansion by fiscal year 2024. We believe that our balance sheet and cash flows are strong, our operating fundamentals are improved, and we are well positioned as a market leader to partner strategically with our customers to achieve their decarbonization goals and usher in the era of smart, healthy and sustainable buildings.

Other notable achievements in fiscal 2021 included the following:

∎   Secured $400 million in Healthy Buildings orders

∎   Digital products & service revenue increased low double digits year over year

∎   Launched over 150 new products

∎   Launched 8 major offerings under our OpenBlue platform

∎   Achieved 40% service attachment rate

∎   Unveiled ambitious new ESG goals, including the goal of reaching net zero Scope 1 and 2 carbon emissions by 2040; received approval of our Science-Based Targets

∎   Recognized for ESG leadership, including being named to Global 100’s Most Sustainable Corporations in the World list, one of Ethisphere’s World’s Most Ethical Companies, and maintained our AAA-Rating from MSCI

Reported revenue increased 6% versus the prior year, or 4% on an organic basis, with service growth exceeding prepandemic levels, as a result of our increased focus on services. Our products business also demonstrated strong organic growth, led by accelerated new product launches and share gains across the portfolio.

In keeping with our broader strategy to enhance our technology portfolio and innovation capabilities through inorganic means, we completed the acquisition of Silent-Aire, a leader in the high-growth hyperscale data center cooling and modular critical infrastructure market.

Field backlog ended fiscal 2021 at $10.1 billion, up 10%, reflecting strong order growth.

In an effort to further optimize our cost structure, enhance operational efficiency and deliver meaningful margin expansion, We launched a substantial new productivity program designed to generate substantial savings by the end of fiscal year 2023. As part of those actions, we achieved our savings targets for fiscal 2021.

2022 Notice and Proxy Statement        47

Compensation Discussion & Analysis  ›  Fiscal 2021 Priorities

* See Annex I to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations, free cash flow, free cash flow conversion and organic revenue growth to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

FISCAL 2021 COMPENSATION

Our compensation program is designed to effectively and transparently align compensation with performance. Accordingly, the achievements described on the previous pages are reflected in the outcomes under our compensation program, with annual incentives and fiscal 2019-2021 Performance Share Unit (“PSU”) awards being earned above target based on our strong operating performance and the disciplined execution of our strategic plan to become a smart buildings solutions leader. As a result of our strong performance, disciplined execution and overall ability to manage through the impacts of the COVID-19 pandemic, no adjustments were made to our Annual Incentive Performance Program (“AIPP”) or our PSUs in fiscal 2021.

In fiscal 2021, we updated our Annual Incentive Performance Program (“AIPP”) to align executive compensation with our ambitious Environmental, Social and Governance (“ESG”) goals. As we continue to elevate sustainability, with oversight by our Board of Directors, we linked executive compensation to our sustainability and diversity goals to drive individual leadership accountability. Each NEO had an individual contribution modifier applied to their annual incentive award calculation, considering actions and behaviors related to business financial performance, operational improvements, and maintaining a high-performance culture including ESG, Diversity Equity and Inclusion (“DEI”), and organizational health (“OHI”).

Fiscal 2021 annual incentive awards paid out at 178.9% of target for the NEOs See page 59 for details

2019-2021 PSU awards subject to a three-year performance period concluding September 30, 2021, paid out at 145.2% of target See page 63 for details

To assess the alignment between performance and compensation, the Compensation and Talent Development Committee (the “Committee”) relies on advice from its independent compensation consultant, Farient Advisors LLC. Farient evaluates the relationship between performance and compensation, and the Committee then considers this relationship in making pay decisions pertaining to the CEO. On the Committee’s behalf, Farient used a number of methods in assessing our pay for performance alignment, including:

∎

Farient’s proprietary alignment methodology, which assesses the extent to which 3-year Total Shareholder Return (“TSR”) and 3-year average Performance-Adjusted Compensation (which includes actual salary, actual annual incentives paid, and the value of equity at the end of the 3-year period using actual PSU awards, if known, and target PSU awards for incomplete performance cycles, and the Black-Scholes value of options granted during the 3-year period, all valued at the stock price at the end of the 3-year period) are aligned;

∎	A review of pay-for-performance tests used by proxy advisory firms; and

∎	An analysis of realizable pay relative to target pay compared to peers.

Given the results of these assessments, the Committee concluded that Johnson Controls’ executive compensation, including that for the CEO, is aligned with our performance.

48        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2021 Key Committee Activities

FISCAL 2021 KEY COMMITTEE ACTIVITIES

During fiscal 2021, the Committee addressed several items in addition to the standing annual agenda items which are highlighted below.

Shareholder Engagement	The Company continued its yearly shareholder outreach efforts, offering meetings to our top 25 shareholders, representing approximately 60% of the Company’s outstanding shares. Meetings were requested by two shareholders, representing 16% of the company’s outstanding shares, during fiscal 2021 and provided the Company with valuable feedback. In addition, several shareholders declined requests for meetings, noting that engagement was unnecessary due to no significant concerns with our compensation or governance practices.

Feedback indicated that investors continue to be comfortable with the general structure and operation of our executive compensation program. Discussions focused on topics related to ESG governance, diversity and inclusion and our OpenBlue platform. Our investors indicated that they were pleased with our corporate responsibility and sustainability efforts. These topics are discussed in detail on page 38 of our Proxy Statement.
FY21 Compensation Committee Actions	The Committee has made the following changes for fiscal 2021:

∎ Revised the Compensation Committee Charter and renamed the Committee the Compensation and Talent Development Committee, enhancing the Committee’s oversight of talent development and human capital management.

∎ The Committee continued to monitor trends and developments with respect to incentive compensation recoupment policies. As part of this monitoring, in December 2020 the Committee expanded our recoupment policy to allow us to recoup incentive based and equity compensation for misconduct that has the potential to cause material reputational harm.

∎ The Committee monitored the impact of the COVID-19 pandemic on our AIPP and outstanding PSU awards. As a result of our strong performance, disciplined execution and overall ability to successfully manage through the impacts of the COVID-19 pandemic, no adjustments were made to our executive compensation programs in fiscal 2021.

∎ Updated the AIPP with an intentional focus on rewarding our ability to drive greater accountability in achieving our strategic goals, including driving incremental services growth, and rewarding both business unit and individual performance through the use of performance modifiers. The business unit performance modifier takes into consideration financial, diversity and sustainability results achieved by each business unit in order to distribute the overall AIPP appropriately based on performance.

    Beginning in fiscal 2020, our NEOs and other executives had an individual contribution modifier added to their AIPP. For fiscal 2021, the individual modifier was applied, driving accountability for leadership actions and behaviors related to business financial performance, operational improvements, and maintaining a high-performance culture including ESG, DEI, and OHI.

FY22 Compensation Committee Actions

The Committee has made the following changes to our PSU metrics for fiscal 2022-2024:

∎ The Committee reviewed our PSU award design and metrics and remains committed to using three-year cumulative metrics. The Committee will maintain its balanced emphasis on pre-tax earnings and TSR. The Committee determined to change one metric for fiscal 2022, removing after-tax return on invested capital (“ROIC”) and adding recurring revenue, which is in-line with our strategy to drive growth through digitally-enabled products, services and solutions. The Committee believes that recurring revenue provides a stronger correlation to executing our strategy, increasing our valuation and the potential to generate higher future returns when compared to ROIC.

Recurring revenue generation directly correlates with our strategy to leverage our product and technology portfolio to create differentiated services and solutions. Our high value and advanced services and solutions, such as OpenBlue Enterprise Manager, OpenBlue Buildings as a Service, OpenBlue Net Zero Buildings as a Service and OpenBlue Healthy Buildings, not only support sustainability through energy efficiency and energy usage reduction for our customers, but are also designed to drive higher and less volatile recurring revenues, lower attrition risk, lower cost of sale, and higher profitability over time. We believe recurring revenue will be a growth driver as we pursue more long-term service contracts as well as subscription and “as a Service” revenue. The incorporation of recurring revenue into our fiscal 2022-2024 PSU metrics will align the performance of our executives with our strategy to drive growth through digitally-enabled products, services and solutions and lead the transformation to smart and sustainable buildings.

2022 Notice and Proxy Statement        49

Compensation Discussion & Analysis  ›  Navigating The CD&A

NAVIGATING THE CD&A

In the balance of this CD&A we provide additional details on the items described on the previous pages, along with information on our executive compensation design, management and outcomes.

Executive Compensation Framework	Executive Compensation Philosophy and Principles | Elements of Executive Compensation	51

Executive Compensation Management	Roles in Determining Executive Compensation | Use of an Independent Compensation Consultant | Annual Say-on-Pay Vote | Shareholder Engagement | Use of Market Data | Metric Selection and Goal Setting	53

Fiscal 2021 Compensation Decisions and Outcomes	Base Salary | Annual Incentive Performance Program | Long-Term Equity Incentive Awards	58

Additional Information	Other Executive Compensation Policies | Executive Benefits and Perquisites | Executive Severance and Change-in-Control Policy | Global Executive Assignment Agreement | Tax and Accounting Considerations	64

50        Johnson Controls International plc

Compensation Discussion & Analysis  ›   Executive Compensation Framework

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe that our fiscal 2021 compensation practices demonstrated our commitment to these principles in the face of a challenging environment.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational, strategic and individual goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Benchmark compensation against practices in similarly-sized general industry companies ✓ In general, target compensation at market median for comparable positions

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Minimum vesting periods for equity awards

✓  Reward long-term financial results that drive financial creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓  Provide a pay recoupment (i.e., clawback) policy, which was expanded in fiscal 2021

✓  Prohibit insider trading, hedging and pledging of Company stock

✓  Engage with shareholders on executive compensation matters

✓  Engage an independent compensation consultant to provide analysis and advice

✓  Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required, in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

2022 Notice and Proxy Statement        51

Compensation Discussion & Analysis  ›  Elements of Executive Compensation

ELEMENTS OF EXECUTIVE COMPENSATION

Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation in fiscal 2021 was variable and at-risk.

Chairman & Chief Executive Officer	All Other NEOs (average)

Element	Purpose	Performance Alignment	Recent Changes
Base Salary	Recognize role scope, skills required, performance, contribution, leadership and potential	Individual performance taken into account when considering changes	No increases for fiscal 2021
Annual Incentive Award	Tie compensation to the successful execution of our operating plan and strategic goals as well as Business Unit and individual performance

Opportunity of 0%-200% of target based on performance

Based on performance against three equally weighted financial metrics: EBIT Growth, revenue growth, and adjusted free cash flow conversion; a strategic initiative modifier (+/- 15%) based on performance against pre-established shared strategic priorities; a Business Unit performance modifier; and an individual modifier (-25% / +10%)

Strategic initiative modifier updated to be based on achievement of year-over-year organic service revenue growth

Business Unit modifier takes into consideration financial, diversity and sustainability results achieved by each Business Unit to distribute the overall AIPP appropriately based on performance

Individual contribution modifier for the NEOs looks at leadership behaviors and actions related to ESG, DEI and organizational health OHI

Long-Term Incentive Equity Awards	Attract, retain and motivate executive talent; align interests with our shareholders and value realization with stock price; drive accountability for long-term performance

PSUs (50%), share options (25%) and restricted share units (“RSUs”) (25%)

PSUs are based on performance against three equally weighted measures assessed over three years: cumulative pre-tax earnings, average after-tax ROIC and relative TSR versus the S&P 500 Industrials; PSU values also vary based on the value of our Johnson Controls stock price

Share option and RSU value realization tied to Johnson Controls’ stock price performance. Options vest 50% after two years and 50% after three years; RSUs vest equally over three years

Updated the ROIC PSU performance metric, moving from pre-tax ROIC to after-tax ROIC, to better align with peer practice and to hold management accountable for premiums paid on acquisitions

52        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Compensation Management

EXECUTIVE COMPENSATION MANAGEMENT

The Committee comprises independent directors who develop, amend and approve our executive compensation program. To ensure the executive compensation program is effective and reasonable, the Committee uses a variety of inputs including the results of our annual say-on-pay vote, feedback from shareholders, the advice of the Committee’s independent compensation consultant informed by market practices, and input from the Chairman & Chief Executive Officer.

ROLES IN DETERMINING EXECUTIVE COMPENSATION

Compensation Committee

∎  Develop, amend and approve executive compensation programs to remain consistent with our values and philosophy, support the recruitment and retention of executive talent, and help achieve business objectives

∎  Determine and approve the appropriate level of compensation for all executive officers, other than the CEO

∎  Determine and approve short- and long-term incentive plan targets for all executive officers, other than the CEO

∎  Evaluate CEO individual performance and recommend CEO compensation to the independent Board of Directors

∎  Review talent development and succession plans for the CEO and other executive officer roles, and make recommendations to the independent Board of Directors regarding the appointment of the executive officers

∎  Approve the independent compensation consultant’s fees and terms of the engagement

Independent Directors of the Board

∎  Review and approve CEO compensation, and annual and long-term corporate goals relevant to CEO compensation

∎  Review and approve talent development and succession planning recommendations for all executive officer roles

CEO

∎  Evaluate performance for the executive officers, other than himself, and make compensation recommendations to the Committee

Independent Compensation Consultant

∎  Inform the Committee of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in-line with our business and talent strategies, and investor expectations

∎  Analyze the prevailing executive compensation structure and plan designs, and assess the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders

∎  Test the incentive plan performance goals to ensure appropriate rigor and alignment with shareholder interests

USE OF AN INDEPENDENT COMPENSATION CONSULTANT

The Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Since December 2017, the Committee has engaged Farient Advisors. Other than the services it provided to the Committee, Farient Advisors did not provide any services to the Company. The Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Committee has determined that Farient Advisers is independent of the Company and its management, and did not identify any conflict of interest.

ANNUAL SAY-ON-PAY VOTE

In designing our executive compensation program, the Committee annually presents a ‘say-on-pay’ vote to our shareholders. In March 2021, we received 92.53% support, indicating the majority of our shareholders supported our executive compensation program.

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Compensation Discussion & Analysis  ›  Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Johnson Controls is committed to maintaining ongoing dialogue with our shareholders to enable us to solicit and respond to feedback about our executive compensation programs in a timely manner. The feedback that we receive through our bi-annual engagement efforts is an important input into discussions and decisions regarding executive compensation, in addition to market practices, the advice of our independent compensation consultant and business strategy.

During fiscal 2021, we reached out to our top 25 shareholders, representing approximately 60% of our outstanding shares. Two investors, representing approximately 16% of our outstanding shares, requested meetings. In addition, several shareholders declined requests for meetings noting that engagement was unnecessary due to no significant concerns with our governance and compensation practices. Consistent with prior years, we heard that our shareholders are pleased with our approach to executive compensation, following changes made over the past few years. We believe, based on our analysis, the input of our independent compensation consultant and external feedback received, both from our directed outreach and our regular year-round engagements between management and our shareholders, that our executive compensation program is well aligned with shareholders’ interests.

What We Heard	Our Response

A general interest in ESG and the incorporation of ESG metrics into executive compensation

For fiscal 2021, we updated the individual modifier of our annual incentive plan to enable the assessment of an individual’s contribution to business financial performance, operational improvements, and our high-performance culture, including ESG, DEI, and OHI.

Our investors were supportive of how we use ESG in our current overall compensation structure.

Investors also raised topics related to diversity and inclusion and the Company’s sustainability governance and risk management structure. These topics are discussed in detail on pages 28, 29 and 38 of our Proxy Statement.

JCI is committed to ongoing engagement as it provides helpful insight into the real-time perspectives of our shareholders.

54        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Use of Market Data

USE OF MARKET DATA

The Committee engages the independent compensation consultant to undertake an annual review of the compensation peers that are used to provide insight into market competitive pay levels and practices. In partnership with our independent compensation consultant, a robust process has been established to appropriately assess the relevance of different companies in the context of making compensation comparisons. As with prior years, an established process was used to assess the peer group composition and to establish the fiscal 2021 peers.

U.S. Traded Companies	Companies with U.S. operations that will disclose compensation levels and design practices for NEOs

Similar Business Models	Companies that operate in similar arenas, requiring similar skills and experiences from their executive talent, and being subject to similar market forces

Size (Revenue Within 1/2x-2x Range)	Companies of a broadly relevant revenue size as an indicator of complexity and scope for executive roles; companies that are of a reasonable revenue size for making market comparisons

S&P 500 Industrials Company	Companies that operate in the broad industrials arena, again indicating executive talent with relevant skills and companies that are subject to similar market forces

Geographic Footprint	Companies with international revenue of at least 35% of their total revenue, indicating multi-national operations, the complexity that results in and the associated skills required by executives

Other Factors	Other factors that are relevant as it pertains to global business operations and executive talent, such as operations that emphasize technology

In June 2020, the Committee approved several modifications to the compensation peer group. These changes were made to ensure continued business relevance following transaction activity within the industry. This compensation peer group was used to inform pay decisions in respect of fiscal 2021.

Fiscal 2021 Compensation Peers		Changes
∎ 3M Company ∎ Carrier Global Corporation* ∎ Caterpillar Inc. ∎ Cummins Inc. ∎ Deere & Company ∎ Eaton Corporation* ∎ Emerson Electric Co.*	∎ General Dynamics Corporation ∎ Honeywell International, Inc.* ∎ Otis Worldwide Corporation ∎ Parker Hannifin Corporation ∎ Stanley Black & Decker Inc. ∎ Trane Technologies*	Removed: Fluor Inc., Ingersoll-Rand plc, Raytheon Company Added: Carrier Global Corporation, Trane Technologies, Otis Worldwide Corporation

(*)

The Committee also referenced a subset of the compensation peers (the “select peer group”) marked above with the addition of Lennox International, to provide additional context when setting performance goals under Johnson Controls’ performance-based incentive plans for fiscal 2021. Lennox International is not included as a compensation peer because it is significantly smaller than Johnson Controls and falls outside of the revenue size criteria. Additional information on the goal setting process is summarized in the following section.

In using the market data, the Committee generally sets an initial guideline of positioning target total direct compensation (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-15%) of the 50th percentile of the compensation peer group. At the time of approval of the fiscal 2020 compensation peers, Johnson Controls ranked at approximately the 50th percentile with respect to revenue. Following the removal of some larger companies,

2022 Notice and Proxy Statement        55

Compensation Discussion & Analysis  ›  Use of Market Data

and addition of some smaller companies, Johnson Controls ranked at approximately the 50th percentile with respect to revenue relative to the fiscal 2021 compensation peers. The Committee remains comfortable that the combination of this market positioning and compensation peer group is appropriate.

Given reliable proxy data is only consistently available for the CEO and CFO, general industry survey data is referenced using the same approach for these as well as all other roles. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

METRIC SELECTION AND GOAL SETTING

Central to our pay-for-performance philosophy is maintaining a rigorous goal setting process that is used to determine both our annual and long-term incentive plan performance targets. Each year, management, the Committee, and our independent consultant spend meaningful time determining metrics, goal ranges, and testing the appropriateness of our incentive plan thresholds, targets, and maximums.

For fiscal 2021, the Committee reaffirmed its support of fundamental aspects of plan design, approving some updates informed by shareholder feedback for fiscal 2021.

For AIPP:

∎  Updated the AIPP strategic initiative modifier to achievement of year-over-year organic service revenue growth. Improving this measure has a significant impact on shareholder value and on meeting shareholder expectations relative to the execution of our strategy to drive service growth.

∎  Added a Business Unit performance modifier to the AIPP, taking into consideration financial, diversity and sustainability results achieved by each Business Unit to distribute the overall AIPP appropriately based on performance in all areas.

∎  Updated the individual modifier to enable the assessment of an individual’s contribution to business financial performance, operational improvements, and maintain our high-performance culture including ESG, DEI, and OHI.

For PSUs: ∎ Updated the PSU performance metric from pre-tax ROIC to after-tax ROIC to better align with the peer practice and to hold management accountable for premiums paid on acquisitions.

Both management and the Committee believe these changes further align our compensation strategy with our business strategy and will focus our executives on delivering long-term, sustainable value creation for our stakeholders.

Following the agreement of metrics, we establish the performance goals and ranges associated with each of them. The objective is to set ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage excessive risk taking. In setting goals, we take account of the Company’s historical and projected performance, historical and expected performance of the S&P 500 Industrials, and historical and projected performance of our select peer group in conjunction with our annual plan and external macro-economic factors impacting our business.

Based on the data, management proposes goal ranges for each performance metric to the Committee, which are also assessed by the independent compensation consultant. In its analysis, our independent consultant assesses the probability of achievement of our threshold, target, and maximum goals given historical performance realized among peers and the S&P 500 Industrials and provides the Committee with an independent perspective on the robustness of our goals. The Committee tests the stretch and potential payouts to ensure they are challenging and the level of performance will be reflected appropriately in the payout levels.

56        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Metric Selection and Goal Setting

Management	Independent Consultant	Compensation Committee

Proposes goal ranges based on analysis of:

∎   Johnson Controls’ financial forecasts

∎   Historical S&P 500 Industrials performance

∎   Projected S&P 500 Industrials performance

∎   Projected compensation and select peers’ performance

∎   Analyst expectations

∎   Shareholder feedback

∎   Macro-economic trends

Evaluate management-proposed ranges by:

∎   Assessing likelihood of achievement based on historical performance

∎   Validating against analyst expectations of performance

∎   Reviewing absolute value and spread of threshold, target and maximum goals

Approves the proposed ranges following a review of materials prepared by management and the independent compensation consultant, and the resolution of any questions raised which may result in revisions to the proposed ranges

Our metric selection and goal setting processes allow for the continual assessment of how our incentives support our strategy and drive shareholder returns.

The Committee receives interim performance updates at subsequent meetings to understand how the Company is progressing in the context of the performance goals set at the outset of the year.

2022 Notice and Proxy Statement        57

Compensation Discussion & Analysis  ›  Fiscal 2021 Compensation Decisions and Outcomes

FISCAL 2021 COMPENSATION DECISIONS AND OUTCOMES

BASE SALARY

Following a review of compensation in September 2020, the base salaries of Messrs. Oliver, Williams, Ramaswamy Donofrio and Stief were left unchanged for fiscal 2021, effective October 1, 2020.

NEO	Fiscal 2020 Target Base Salary	Target Percent Change	Fiscal 2021 Target Base Salary

George R. Oliver	$1,500,000	0%	$1,500,000

Olivier Leonetti	$740,012	0%	$740,012

Jeffrey M. Williams	$800,000	0%	$800,000

Ganesh Ramaswamy	$725,000	0%	$725,000

John Donofrio	$700,000	0%	$700,000

Brian J. Stief	$742,000	0%	$742,000

ANNUAL INCENTIVE PERFORMANCE PROGRAM

Our AIPP rewards executives for their execution of our operating plan and other strategic initiatives, as well as for financial performance that drives long-term shareholder value creation. Award opportunities are generally targeted at market 50th percentile. This plan places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of the enterprise, Business Unit, and individual contributions. Payment is capped at 200% regardless of the achievement of the strategic and individual modifiers and Business Unit performance.

Financial Performance	x	Strategic Initiative Modifier +/- 15%	=	AIPP Result and Funding Pool	x	Business Unit Performance	x	Individual Contribution Modifier +10%/-25%	=	Final Payout Subject to 200% of Target Cap

In December 2020, the Committee approved the fiscal 2021 AIPP performance measures and their associated goals. Financial measures remained unchanged, consisting of earnings before interest and taxes (“EBIT”) growth, revenue growth, and enterprise free cash flow conversion. New for fiscal 2021, we made a change to further align with our business strategy, rewarding our ability to drive services growth with the introduction of a service strategic modifier. These measures, defined below, were selected as they focus our executive officers on the Company’s performance, profitability, operating strength and efficiency.

Once the fiscal 2021 AIPP funding is established, the CEO assesses each business unit’s financial, ESG, DEI and OHI results to determine specific business unit AIPP pools (total combined pool not to exceed the overall pool created by the financial and strategic results). Participants within our various functions will align to the business they support. Modifying the pool based on business unit results allows us to incorporate important ESG metrics into our business-level performance assessments.

58        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Annual Incentive Performance Program

Finally, an individual contribution modifier is applied. The CEO assesses individual performance for the NEOs other than himself; the Committee assesses the CEO’s performance.

Metric and Definition	Weight	Why It Matters

EBIT growth | Net income adjusted for income tax expense, financing costs, non-controlling interests, foreign exchange and certain significant special items, such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs and mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns annual organic EBIT growth resulting from effective and efficient execution of our operating plan to broadly comparable companies subject to similar external market and economic factors.
Revenue growth | Revenue adjusted for the impact of foreign exchange and acquisitions/divestitures.	1/3

Aligns annual organic revenue growth resulting from strong sales execution, product and innovation investments, and market share gains to broadly comparable companies subject to similar external market and economic factors.

Free cash flow conversion | Free cash flow divided by net income attributable to JCI, is with net income adjusted for certain significant special items such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs, one-time tax items and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. Free cash flow is defined as cash provided by operating activities less capital expenditures.

1/3

Establishes annual free cash flow conversion improvement targets resulting from trade working capital and other operating cash flow initiatives accompanied with disciplined capital expenditure management. Our ability to generate cash is critical to our growth and funding of operating activities.

Corporate strategic initiative modifier | One metric is utilized: ∎ Achievement of year-over-year organic service revenue growth	Modifier +/- 15%	Improving this measure has a significant impact on stock price and on meeting the investment community’s expectations.

Business Unit results | Once the overall AIPP pool is created from the financial and strategic performance of the enterprise, the CEO assesses the results of each specific business unit for our NEO’s and other participating executives. This assessment takes into consideration financial, diversity and sustainability results achieved by each business unit to distribute the overall AIPP appropriately based on performance (total combined pool not to exceed the overall pool created by the financial and strategic results).

	Modifier%	Enables higher awards for business units who obtain higher level financial, ESG, DEI and OHI.

Individual modifier | Leadership actions and behaviors are assessed related to each focus area:

∎   Growth: Business financial performance

∎  Operational improvements: OPEX transformation initiatives and safety

∎   High-performance culture: ESG, Diversity, DEI and OHI

	Modifier +10% / - 25%	Enables the Committee to adjust awards informed by a judgement-based assessment of how performance was delivered versus our culture and values and any exceptional circumstances during the year.

The same metrics and overall strategic modifier apply to all NEOs. Payment is capped at 200%.

Fiscal 2021 AIPP Performance

Fiscal 2021 was a strong year for the Company, delivering on all financial and strategic commitments amid substantial uncertainty and headwinds caused by supply chain disruptions, labor shortages, inflation, and limited visibility. This was

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Compensation Discussion & Analysis  ›  Fiscal 2021 AIPP Performance

evidenced through organic sales growth of over 4%, double digit EBIT growth, strong margin execution and cash generation, with free cash flow conversion at 105%. Our service business also grew over 4% organically, exceeding pre-pandemic levels, as a result of the increased focus on this part of our business. This aggregate performance resulted in annual bonuses being earned above target, with payouts of 178.9% of target.

		Fiscal 2021 Performance Goals				Payout Factor
Financial Performance Metric	Weight	Threshold	Target	Maximum	Actual	Unweighted	Weighted
EBIT Growth	1/3	2.0%	6.0%	12.0%	11.6%	193.7%
Revenue Growth	1/3	1.5%	3.0%	4.5%	4.1%	176.3%	178.9%
Enterprise Free Cash Flow Conversion	1/3	90%	95%	110%	105%	166.7%

Performance in respect of the strategic initiative modifier was as follows:

Strategic Initiative Modifier Metric	Performance Goal*	Modifier %	Results
Achievement of YOY Organic Service Revenue Growth	≥7.0%	+15%	4.3%
	≤4.0%	-15%
Total Strategic Initiative Modifier		+/-15%	0%

*	This chart is not interpolated. Achievement between 4% and 7% results in no modifier.

This combination of financial and strategic performance resulted in a formulaic AIPP result and funding level of 178.9%.

Next, the CEO assessed the results of each specific Business Unit for the NEO’s. This assessment takes into consideration financial, diversity and sustainability results achieved by each Business Unit in order to distribute the overall AIPP appropriately based on performance. The Business Unit modifiers applicable to the NEO’s in respect of fiscal 2021 are displayed in the table below. For each of the NEOs, the application of the Business Unit modifier was based on the performance of the Company as a whole with the exception of Mr. Williams, whose Business Unit modifier was based on the performance of the Company’s Global Products reporting segment.

Finally, leadership actions and behaviors were assessed related to the focus areas of growth, operational improvements and high-performance culture. Individual modifiers for the NEOs in respect of fiscal 2021 are displayed in the table below.

The table below summarizes the target award potential and eventual payout amounts for the NEOs in respect of fiscal 2021 performance.

NEO	Target Opportunity (% salary)	Target Opportunity	Financial and Strategic Payout Factor	Business Unit Modifier	Individual Modifier	Total Payout Factor	Fiscal 2021 Annual Incentive Award

George R. Oliver	160%	$2,400,000	178.9%	100%	100%	178.9%	$4,293,600

Olivier Leonetti	100%	$740,012	178.9%	100%	100%	178.9%	$1,323,881

Jeffrey M. Williams	95%	$760,000	178.9%	100%	100%	178.9%	$1,359,640

Ganesh Ramaswamy	90%	$652,500	178.9%	100%	100%	178.9%	$1,167,322

John Donofrio	90%	$630,000	178.9%	100%	100%	178.9%	$1,127,070

Brian J. Stief[1]	110%	$204,050	178.9%	100%	100%	178.9%	$365,045

[1]	Mr. Stief’s target opportunity and payout was prorated 25% based on the number of days worked within the fiscal 2021.

60        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Long-Term Equity Incentive Awards

LONG-TERM EQUITY INCENTIVE AWARDS

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time. In fiscal 2021, three different types of long-term incentive vehicles were granted to our NEOs:

In combination, we believe these grants provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives in the interests of our collective stakeholders. They are also reflective of market practice within our compensation peer group. The total target grant value is established based on generally targeting the market 50th percentile.

FISCAL 2021 LONG-TERM EQUITY GRANT
	VALUE OF SHARE OPTIONS	VALUE OF RSUs	VALUE OF PSUs	TOTAL TARGET VALUE OF AWARD
George R. Oliver	$2,375,000	$2,375,000	$4,750,000	$9,500,000
Olivier Leonetti	$650,000	$650,000	$1,300,000	$2,600,000
Jeffrey M. Williams	$750,000	$750,000	$1,500,000	$3,000,000
Ganesh Ramaswamy	$550,000	$550,000	$1,100,000	$2,200,000
John Donofrio	$550,000	$550,000	$1,100,000	$2,200,000
Brian J Stief*	—	—	$111,792	$111,792

*	Mr. Stief received a portion of PSUs to reflect his prorated service within the performance period.

Fiscal 2021-2023 Performance Share Units

Performance Share Units (“PSUs”) help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance. The balance of metrics focuses senior leaders on making strategic investments that optimize long-term shareholder value.

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Compensation Discussion & Analysis  ›  Fiscal 2021-2023 Performance Share Units

For 2021-2023 awards, we moved from a pre-tax ROIC metric to an after-tax ROIC metric to better align with peer practice and to hold management accountable for premiums paid on acquisitions. The 2021-2023 awards are subject to three independently weighted measures, with performance assessed over three cumulative years.

Metric, Weight and Definition	Weight	Why It Matters

Pre-tax earnings growth | Income before income taxes, adjusted for foreign exchange, M&A and for certain significant special items, such as transaction/integrations/separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans, and the adoption of new accounting pronouncements – all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns three-year organic pre-tax earnings growth resulting from the effective execution of our strategic operating plan to broadly comparable companies subject to similar external market and economic factors. Our ability to generate long-term profitability is critical to our growth and funding of operating activities.

After-tax ROIC | ROIC is net income adjusted for after-tax interest expense and non-controlling interests, foreign exchange, M&A, and for certain significant special items, such as transaction/integration/separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plan, and the adoption of new accounting pronouncements – all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K – divided by invested capital. Invested capital is the monthly weighted average sum of shareholders equity plus total debt less cash, adjusted for acquisitions/divestures and other special items.

	1/3	Establishes three-year after-tax return on invested capital improvement targets resulting from the effective execution of our strategic operating plan and the efficient deployment of capital to enhance long-term shareholder value. Our ability to generate adequate returns on our investments is critical to our growth and funding of operating activities.
TSR relative to S&P 500 Industrials | Percentage change in Johnson Controls’ share price over the performance period (with an adjustment for reinvestment of dividends), relative to S&P 500 Industrials. The starting price is based on the 30-trading-day average preceding the start of the performance cycle. The ending price is based on the 30-trading-day average preceding the end of the performance cycle.	1/3	Aligns Johnson Controls’ three-year stock performance, including reinvestment of dividends, to the S&P 500 Industrials. Investors recognize TSR as an appropriate measure to motivate executives and achieve alignment with shareholder interests.

The Committee set the earnings growth and ROIC thresholds, targets and maximums for the fiscal 2021-2023 performance period based on Johnson Controls’ long-term strategic plan, as well as consideration of long-term performance expectations for the S&P 500 Industrials. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term commitments. Given the commercial sensitivity of our long-term goals, the 2021 PSU performance goals will be disclosed at the conclusion of the three-year performance period.

	Weight	Fiscal 2021 Performance Goals
Performance Metric		Threshold	Target	Maximum
Pre-tax Earnings Growth	1/3rd	The three-year performance goals associated with these measures will be disclosed at the conclusion of the performance period
After-tax ROIC	1/3rd
TSR Relative to S&P 500 Industrials	1/3rd	≥25th percentile	≥50th percentile	≥75th percentile

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Compensation Discussion & Analysis  ›  Fiscal 2021-2023 Performance Share Units

The payout opportunity in respect of each element is calculated separately and weighted to arrive at a final payout.

	Below Threshold	Threshold	Target	Maximum
Payout (% of Target)	0%	50%	100%	200%

The payout is calculated using interpolation between threshold and target, and target and maximum.

Fiscal 2019-2021 Performance Share Units

The 2019 – 2021 PSU awards were subject to three independently weighted measures, Pre-tax earnings growth, Pre-tax ROIC and Relative TSR. Based on cumulative performance over three-years, awards vested at 145.2% of target.

Performance Metric	Weight	Fiscal 2019 - 2021 Performance Goals			Actual Performance	Results	Weighted Performance
		Threshold	Target	Maximum

Pre-tax Earnings Growth	1/3rd	$375	$585	$785	$548	91.3%	30.4%

After-tax ROIC	1/3rd	100 bps	190 bps	280 bps	230 bps	144.4%	48.1%

TSR Relative to S&P 500 Industrials	1/3rd	≥ 25th percentile	≥ 50th percentile	≥ 75th percentile	89.5th percentile	200.0%	66.7%

2019 – 2021 PSU Final Payout Percentage							145.2%

Fiscal 2021 Share Options and Restricted Share Units

By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal 2021 share options using a Black-Scholes valuation. Their strike price is equal to the closing price of our common shares on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our shares at the date of grant. RSUs generally vest in equal installments over three years.

Updates to Fiscal 2022-2024 Performance Share Units

For fiscal 2022, the Committee has reviewed the PSU design and metrics. We remain committed to using three-year cumulative metrics and will keep the balanced emphasis on pre-tax earnings and TSR. We will change the third metric from after-tax ROIC to recurring revenue, which is in-line with our digitally-enabled products, services and solutions growth strategy. The Committee believes that recurring revenue provides a stronger correlation to increasing valuation and the potential to generate higher future returns when compared to ROIC. Our high value and advanced services and solutions, such as OpenBlue Enterprise Manager, OpenBlue Buildings as a Service, OpenBlue Net Zero Buildings as a Service and OpenBlue Healthy Buildings, not only support sustainability through energy efficiency and energy usage reduction for our customers, but also drive higher and less volatile recurring revenues, lower attrition risk, lower cost of sale, and higher profitability over time. We believe recurring revenue will be a growth driver as we pursue more long-term service contracts as well as subscription and ”as a Service” revenue. The incorporation of recurring revenue into our fiscal 2022-2024 PSU metrics will align the performance of our executives with our strategy to drive growth through digitally-enabled products, services and solutions and lead the transformation to smart and sustainable buildings.

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Compensation Discussion & Analysis  ›  Additional Information

ADDITIONAL INFORMATION

OTHER EXECUTIVE COMPENSATION POLICIES

To further ensure the alignment of executive interests with those of our shareholders, the Committee has approved additional compensation-related policies that apply to our NEOs.

SHARE OWNERSHIP GUIDELINES

NEOs are required to hold specified amounts of Johnson Controls shares. If an executive does not meet the minimum guideline within five years, they cannot sell any shares until they meet the requirement. Until the guideline is met, executives are required to retain after-tax shares resulting from an exercise of share options and must retain shares resulting from the vesting of restricted share units and performance share units. All shares directly or indirectly owned by, and restricted share units granted to, NEOs count towards the requirement. Share options do not count. At the end of fiscal 2021, all NEOs were in compliance with their ownership requirements, demonstrating the strong alignment of interests between our NEOs and Johnson Controls’ stakeholders.

Role	Minimum Ownership Requirement (% base salary)
Chairman & Chief Executive Officer	600%
All Other NEOs (excludes former NEOs)	300%

COMPENSATION RECOUPMENT POLICY

Our recoupment policy provides that following any accounting restatement, in addition to any other remedies available to it and subject to applicable law, if the Board or any Committee of the Board determines that any annual or other incentive payment received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

The Committee continues to monitor trends and developments with respect to incentive compensation recoupment policies. As part of this monitoring, in December 2020 the Committee revised our recoupment policy to allow us to recoup incentive based and equity compensation for misconduct that has the potential to cause material reputational harm.

INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICY

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases.

In addition, the Company’s directors, executive officers, employees and other related persons are prohibited from:

•	Pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account; and

•

Trading in puts, calls or any other derivative securities relating to in the Company’s shares, and engaging in hedging or monetization transactions relating to in the Company’s shares (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) or short sales of the Company’s shares.

EXECUTIVE BENEFITS AND PERQUISITES

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to a specified percentage of their compensation on a pre-tax basis; however, executive officers’ percentages may be lower than other participants due to IRS requirements applicable to the 401(k) plan.

64        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Benefits and Perquisites

Based on Company performance, we matched 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. In addition, normally the Company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. The contribution for this group of employees is usually between 1% and 5% of the participant’s eligible compensation, based on the participant’s age and participation or service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements. In response to managing costs through the pandemic, the annual retirement contributions were suspended for the 2021 calendar year (January 1, 2021 to December 31, 2021) which will impact the actual company contribution that occurs in February 2022.

Prior to the Merger, legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan. Currently Mr. Williams is the only NEOs who participates in the plan.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees whose annual retirement contributions are affected by these Internal Revenue Code limits to receive the full intended amount of the additional annual retirement contributions without regard to such limits. All employees whose annual retirement contributions under the 401(k) plan are limited, including NEOs, are eligible for the Retirement Restoration Plan. Prior to January 1, 2018, the Retirement Restoration Plan also provided for 401(k) spillover deferrals and employer matching contributions for eligible participants. Those benefits were eliminated as of January 1, 2018 for participants other than those participants who were officers of the Company immediately following the Merger including our NEOs, Messrs. Oliver and Williams and certain other high-level employees who participated in the Retirement Restoration Plan prior to January of 2018.

Executive Deferred Compensation Plan and Senior Executive Deferred Compensation Plan

Prior to January 1, 2018, we maintained the Executive Deferred Compensation Plan, which assisted all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assisted senior leaders in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan mirrored investment options available in our 401(k) Plan.

As of January 1, 2018, to integrate our plans following the Merger, we froze the Executive Deferred Compensation Plan and adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. The investment options under the new Senior Executive Deferred Compensation Plan continue to mirror investment options in our 401(k) Plan, which includes a company stock fund.

PERQUISITES

We provide a limited amount of perquisites to our executive officers which we believe are reasonable and consistent with market practice. We maintain a strict policy regarding eligibility and use of these benefits. The Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Upon termination, any unused funds are forfeited. Allowable perquisites include:

∎	Financial and tax planning

∎	Personal use of corporate aircraft capped at $10,000 per year for the NEOs, excluding the CEO, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate

∎	Executive physical

The CEO is encouraged to use the corporate aircraft for both business and personal use to enhance his productivity, maintain confidentiality, ensure personal security and protect his health and wellbeing particularly during the pandemic.

2022 Notice and Proxy Statement        65

Compensation Discussion & Analysis  ›  Executive Severance and Change-in-Control Policy

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL POLICY

The Executive Severance and Change-in-Control Policy applies to all NEOs.

	Change-In-Control	Severance

Triggers

∎   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending two years following a change-in-control

∎   Good reason resignation within the same period

∎ Involuntary termination other than for Cause, permanent disability or death

Cash Severance	Base salary + target annual bonus

Severance Multiple	CEO: 3X Other NEOs: 2X	CEO: 2X Other NEOs: 1.5X

Claims Release	Required

Benefits Continuation	Aligned with severance multiple

Equity Acceleration

∎   Pro-rated equity acceleration based on number of months worked during vesting period (pro-rated PSUs based on target performance)

∎   However, for awards granted after March 10, 2021, if the 2021 Equity and Incentive Plan would provide more favorable result, then its treatment would govern. Under the Plan, the Committee may provide either for adjustment/assumption of awards that includes a right to full vesting upon an involuntary termination or termination for Good Reason or full accelerated vesting (assuming higher of target or trend for PSUs) and a cash settlement upon the change-in-control

∎   Payment of a prorated portion of the target bonus amount for the year of termination

∎ Pro-rated equity acceleration based on number of months worked during vesting period (pro-rated PSUs based on target performance earned at vesting)

Excise Tax Gross-Up	None

Restrictive Covenants

∎   Unlimited time for non-disparagement, trade secrets and confidential information

∎   Two-year post-termination non-solicitation of employees and customers

∎   One and one-half year post-termination non-compete

∎   Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

GLOBAL EXECUTIVE ASSIGNMENT AGREEMENT

In March 2017, Mr. Williams accepted the officer position of Vice President & President, EMEA & Latin America — Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees, which is designed to ameliorate the increased costs associated with global assignments. The agreement includes an allowance to offset the difference in costs of living, a relocation allowance, furnished housing, and reimbursement for certain dependent visitation costs, tax equalization in accordance with the Johnson Controls Tax Equalization Policy, a club membership in the

66        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Global Executive Assignment Agreement

United Kingdom and reimbursement of repatriation costs such as travel, temporary housing and car rental and the shipment of goods. Mr. Williams returned in fiscal 2020 when he accepted the position of VP & President — Global Products, Building Technologies and Solutions.

TAX AND ACCOUNTING CONSIDERATIONS

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year per person.

The committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements necessary to attract and retain strong executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may not result in compensation that in certain cases is not deductible for federal income tax purposes.

EXECUTIVE COMPENSATION

The Compensation and Talent Development Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2021 Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation and Talent Development Committee:

Michael E. Daniels, Chair

Roy Dunbar

Mark Vergnano

2022 Notice and Proxy Statement        67

Compensation Discussion & Analysis  ›  Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Summary Compensation Table for Fiscal Years 2021, 2020, and 2019

Name and Principal Position	Year ($)	Salary ($)(1)	Bonus ($)(2)	Stock/Unit Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Oliver Chairman & Chief Executive Officer	2021	1,500,000	—	7,124,944	2,374,997	4,293,600	—	373,476	15,667,017
	2020	1,348,846	—	7,124,972	2,374,995	2,116,800	—	765,878	13,731,491
	2019	1,500,000	—	7,124,992	2,374,998	3,704,400	—	772,247	15,476,637
Olivier Leonetti Executive Vice President & Chief Financial Officer	2021	740,012	—	1,949,958	649,996	1,323,881	—	29,651	4,693,498
	2020	65,463	800,000	5,499,976	—	—	—	1,442	6,366,881

Jeffrey M. Williams VP & President — Global Products, Building Technologies and Solutions	2021	800,000	—	2,249,913	749,998	1,359,640	—	270,650	5,430,201
	2020	753,846	—	2,249,991	749,995	670,320	230,707	2,334,073	6,988,932
	2019	742,000	—	1,499,979	500,000	960,630	288,674	378,279	4,369,562
Ganesh Ramaswamy Vice President & President — Global Services	2021	725,000	—	1,649,958	549,994	1,167,322	—	56,707	4,148,981
	2020	580,000	775,000	4,049,924	549,994	478,015		40,742	6,473,675

John Donofrio Executive Vice President, General Counsel	2021	700,000	—	1,649,958	549,994	1,127,070	—	85,011	4,112,033
	2020	673,077	—	1,649,960	549,994	555,660	—	189,530	3,618,221
	2019	700,000	—	1,499,979	500,000	972,405	—	168,081	3,840,465
Brian J. Stief (7) Former Vice Chairman and Chief Financial Officer	2021	187,539	—	111,758	—	365,045	—	102,726	767,068
	2020	713,462	—	2,012,183	670,746	719,888	—	281,702	4,397,981
	2019	742,000	—	2,012,215	670,747	1,259,805	—	224,568	4,909,335

(1)

Deferred Amounts Included: We have not reduced amounts shown above to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans.

(2)	Bonus: The amount reflects the value of one-time cash sign-on bonuses provided to Messrs. Ramaswamy and Leonetti during fiscal 2020 in connection with their appointment as officers.

(3)

Stock/Unit Awards and Option Awards: The amounts reflect the fair value of equity awards granted in fiscal 2021, 2020, and 2019. The equity awards granted in fiscal 2021 to each named executive officer consisted of share options, restricted share units (“RSUs”) and performance share units (“PSUs”). The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Oliver — $9,499,956; Mr. Leonetti — $2,599,944; Mr. Williams— $2,999,914; Mr. Ramaswamy — $2,199,974; Mr. Donofrio — $2,199,974; and Mr. Stief — $223,516. Footnote 13 to our audited financial statements for the fiscal year ended September 30, 2021, which appears in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 15, 2021, includes assumptions that we used in the calculation of the equity award values.

(4)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation.

68        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Compensation Tables

(5)

Change In Pension Value: The amounts reported in column (h) generally reflect the actuarial change in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for the fiscal year indicated and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year indicated. The value that an executive will actually receive under the plan will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2021” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(6)	All Other Compensation: The fiscal 2021 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft(a)	Expatriate & Relocation Benefits(b)	Tax Equalization or Gross- Up(c)	Retirement Plan Contributions(d)	Company Vehicle(e)	Financial Planning(f)	Executive Physical(g)	Total All Other Compensation(h)

George Oliver	185,194	—	—	173,282	15,000	—	—	373,476

Olivier Leonetti	—	—	—	7,258	15,000	4,000	3,393	29,651

Jeffrey M. Williams	15,090	1.700	106,978	99,692	15,000	32,190	—	270,650

Ganesh Ramaswamy	—	—	7,926	23,503	15,000	10,278	—	56,707

John Donofrio	16,736	—	—	36,862	15,000	16,413	—	85,011

Brian J. Stief	21,126	—	—	71,668	—	9,932	—	102,726

a)

The Summary Compensation Table reflects the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal 2021, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of our owned or leased aircraft, and the cost of maintenance not related to trips.

(b)	The amount shown for Mr. Williams reflect relocation benefits as part of his expatriate assignment.

(c)	The amount shown for Mr. Williams represents $106,978 in gross-up payments made to him in connection with his expatriate assignment.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan.

(e)	Amounts reflect costs attributable to the personal use of a vehicle.

(f)	Amounts reflect payments with respect to financial planning for Messrs. Leonetti, Williams, Ramaswamy, Donofrio and Stief.

(7)

Retirement of Brian Stief: On November 17, 2020, Mr. Leonetti assumed the role of Executive Vice President and Chief Financial Officer, with Mr. Stief retaining the title of Vice Chairman. Mr. Stief retired at the end of calendar year 2020

2022 Notice and Proxy Statement        69

Compensation Discussion & Analysis  ›  Fiscal 2021 Grants of Plan-Based Awards Table

Fiscal 2021 Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum				Grant Date Fair Value of Stock and Option Awards
(a)	(b)	($)(c)(1)	($)(d)(1)	($)(e)(1)	(#)(f)(2)	(#)(g)(2)	(#)(h)(2)	(i)(3)	(j)(4)	(k)(5)	($)(l)(6)
George Oliver	N/A(7)	400,000	2,400,000	4,800,000
	12/10/2020								253,739	45.69	2,374,997
	12/10/2020							51,980			2,374,966
	12/10/2020				20,792	103,961	207,922				4,749,978
Olivier Leonetti	N/A(7)	123,335	740,012	1,480,024
	12/10/2020								69,444	45.69	649,996
	12/10/2020							14,226			649,986
	12/10/2020				5,690	28,452	56,904				1,299,972
Jeffrey M. Williams	N/A(7)	126,667	760,000	1,520,000
	12/10/2020								80,128	45.69	749,998
	12/10/2020							16,414			749,956
	12/10/2020				6,566	32,829	65,658				1,499,957
Ganesh Ramaswamy	N/A(7)	108,750	652,500	1,305,000
	12/10/2020								58,760	45.69	549,994
	12/10/2020							12,037			549,971
	12/10/2020				4,815	24,075	48,150				1,099,987
John Donofrio	N/A(7)	105,000	630,000	1,260,000
	12/10/2020								58,760	45.69	549,994
	12/10/2020							12,037			549,971
	12/10/2020				4,815	24,075	48,150				1,099,987
Brian J. Stief	N/A(7)	34,288	204,050	411,454
	12/10/2020				489	2,446	4,892				111,758

(1)

Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Program for fiscal 2021, as described above under the heading “Annual Incentive Performance Program (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2021 to 2023 and will be determined after the close of fiscal 2023.

(3)

Amounts in column (i) show the number of RSUs granted to the named executive officers in December 2020 as described in the section titled “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years.

(4)

Amounts in column (j) show the number of the share options granted for fiscal 2021, as described above under the heading “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the named executive officer’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share options were granted with an exercise price per share equal to the closing market price of our ordinary shares on the date of grant.

70        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2021 Grants of Plan-Based Awards Table

(6)

Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)

The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal 2021, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Program (AIPP).”

2022 Notice and Proxy Statement        71

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2021 Fiscal Year-End Table

Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2021. Dollar amounts are based on the NYSE closing price of $68.08 per share for our ordinary shares on September 30, 2021.

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares of Stock that Have not Vested ($) (g)	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (i)
George Oliver					117,569	8,004,023	376,187	25,610,783
	309,996	—	35.86	11/20/2023
	331,846	—	41.86	11/25/2024
	474,268	—	34.82	10/12/2025
	248,994	—	41.73	10/7/2026
	336,879	—	37.36	12/7/2027
	213,579	213,579	33.39	12/6/2028
	—	325,788	41.75	12/5/2029
	—	253,739	45.69	12/10/2030
Olivier Leonetti					106,182	7,228,892	28,829	1,962,672
		69,444	45.69	12/10/2030
Jeffrey M. Williams					34,459	2,345,973	102,760	6,995,893
	20,952	—	46.29	11/18/2024
	6,437	—	42.67	1/5/2025
	33,343	—	40.42	10/7/2025
	50,281	—	41.73	10/7/2026
	70,921	—	37.36	12/7/2027
	44,964	44,964	33.39	12/6/2028
	—	102,880	41.75	12/5/2029
	—	80,128	45.69	12/10/2030
Ganesh Ramaswamy					60,777	4,137,735	51,840	3,529,232
	—	75,445	41.75	12/5/2029
	—	58,760	45.69	12/10/2030
John Donofrio					26,696	1,817,526	83,910	5,712,555
	70,921	—	37.36	12/7/2027
	44,964	44,964	33.39	12/6/2028
		75,445	41.75	12/5/2029
		58,760	45.69	12/10/2030
Brian J. Stief					18,332	1,248,066	50,667	3,449,403
	92,009	—	41.75	12/5/2029

72        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2021 Fiscal Year-End Table

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George R. Oliver	Oliver Leonetti	Jeffrey M. Williams	Ganesh Ramaswamy	John Donofrio
2021
12/6/2021	$33.39	213,579		44,964	—	44,964
12/5/2021	$41.75	162,894		51,440	37,722	37,722
2022
12/5/2022	$41.75	162,894		51,440	37,723	37,723
12/10/2022	$45.69	126,870	34,722	40,064	29,380	29,380
2023
12/10/2023	$45.69	126,869	34,722	40,064	29,380	29,380

(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2021, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George R. Oliver	Olivier Leonetti	Jeffrey M. Williams	Ganesh Ramaswamy	John Donofrio	Brian J. Stief
2021
12/5/2021	19,754		6,239	4,575	4,575	5,580
12/6/2021	25,393		5,350	—	5,350	7,173
12/10/2021	17,556	4,805	5,544	4,066	4,066
2022
8/31/2022	—	45,884	—	—	—	—
12/2/2022	—	—	—	39,431	—	—
12/5/2022	19,754	—	6,239	4,575	4,575	5,579
12/10/2022	17,556	4,805	5,544	4,065	4,065
2023
8/31/2023	—	45,884	—	—	—	—
12/10/2023	17,556	4,804	5,543	4,065	4,065	—

(3)

The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at target which had been granted as of September 30, 2021. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. Scheduled vesting of all PSUs and the number of shares underlying awards at target for each of the named executive officers is as follows:

Vesting Date	George R. Oliver	Olivier Leonetti	Jeffrey M. Williams	Ganesh Ramaswamy	John Donofrio	Brian J. Stief
2021
12/6/2021	152,333	—	32,070	—	32,070	33,309
2022
12/6/2022	118,516	—	37,426	27,446	27,446	14,880
2023
12/10/2023	105,338	28,829	33,264	24,394	24,394	2,478

2022 Notice and Proxy Statement        73

Compensation Discussion & Analysis  ›  Fiscal 2021 Option Exercises and Stock Vested Table

Fiscal 2021 Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2021.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
George Oliver	530,260	22,598,738	244,723	11,102,238
Olivier Leonetti	—	—	45,883	3,432,042
Jeffrey M. Williams	19,196	412,868	53,570	2,431,355
Ganesh Ramaswamy	—	—	23,968	1,099,891
John Donofrio	—	—	76,209	3,454,739
Brian J. Stief	396,770	5,825,149	628,262	28,436,921

(1)

The amounts in column (c) represent the product of the number of shares acquired on exercise and the difference between the market price of the shares at the time of exercise and the exercise price of the options.

(2)

The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

Pension Benefits as of September 30, 2021

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2021. Of our named executive officers, only Mr. Williams participates in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jeffrey M. Williams	Johnson Controls Pension Plan	30.67	1,715,246

(1)

Amounts in this column reflect the following assumptions: A calculation date of September 30, 2021, a 2.53% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2012 Fully Generational Mortality Table for Annuitants per Treasury Regulations Section 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2021. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2021. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume.

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Mr. Williams. Because Messrs. Oliver, Stief, Ramaswamy and Leonetti were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

∎	1.15% of final average monthly compensation times years of benefit service, plus

∎	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

74        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Pension Benefits as of September 30, 2021

Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 and completing 10 years of service, then the reduction is 5% for each year that benefits begin before the participant’s Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams is currently eligible for early retirement under the Pension Plan.

Non-Qualified Deferred Compensation Table at Fiscal 2021 Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2021.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($)(4) (e)	Aggregate Balance at Last FYE ($)(5) (f)
George Oliver	199,608	159,032	523,409	(56,525)	3,991,656
Olivier Leonetti	—	—	—	—	—
Jeffrey M. Williams	70,819	79,742	227,954	—	1,594,542
Ganesh Ramaswamy	—	17,803	1,125	—	18,928
John Donofrio	57,940	28,312	66,290		574,402
Brian J. Stief	25,356,556	57,418	(447,575)	(4,136,034)	35,572,111

(1)

Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan, Johnson Controls International plc Senior Executive Deferred Compensation Plan and the Johnson Controls International Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allowed participants to defer their annual bonuses, long-term performance share units and restricted share awards. The Johnson Controls International plc Senior Executive Deferred Compensation Plan allows participants to defer up to 50% of their annual base salary and 95% of their annual bonus compensation. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in column (b) are also included in the Summary Compensation Table.

(2)

Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. All of the amounts shown in column (c) are also included in the Summary Compensation Table.

(3)

The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. The amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares with respect to deferred amounts that consist of deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Tyco Supplemental Savings and Retirement Plan (the “Legacy Tyco SSRP”), a deferred compensation plan that, prior to the Merger, provided executives with the opportunity to elect to defer base salary and performance-based bonuses and receive tax-deferred market-based notional investment growth. The Legacy Tyco SSRP allowed executives to defer amounts above those permitted by Legacy Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plan (the “Legacy Tyco RSIP”) as well as receive any employer contributions that were reduced under the Legacy Tyco RSIP due to IRS compensation limits. Effective January 1, 2018, the Legacy Tyco SSRP was frozen as to new participants and additional deferrals of compensation (subject to specified deferrals relating to the 2017 plan year). Investment options under the Johnson Controls nonqualified deferred compensation plans and Legacy Tyco SSRP include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans.

(4)

The Aggregate Withdrawals reported in column (e) for Mr. Oliver consist of distributions under the Legacy Tyco SSRP, which allowed participants to elect in-service distributions that could commence after a minimum of five years of deferral. The Legacy Tyco SSRP permitted participants to elect to receive distributions in a single lump sum payment or in up to 15 annual installments. Distributions under the Legacy Tyco SSRP were required to commence upon retirement or other termination of employment. The Aggregate Withdrawals reported in column (e) for Mr. Stief consists of distributions from the Johnson Controls Executive Deferred Compensation Plan and Johnson Controls Retirement Restoration Plan that resulted from his retirement in December 2020.

2022 Notice and Proxy Statement        75

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

Potential Payments upon Termination and Change-in-Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the named executive officers upon termination of employment or upon the occurrence of a change-in-control assuming that the triggering event or events occurred on September 30, 2021. Equity award amounts are based on the closing share price of our ordinary shares of $68.08 on the NYSE on September 30, 2021.

	Change-in-Control		Other Termination
Name/Form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Involuntary Resignation Without Cause ($)	Voluntary Resignation/ Retirement ($)(5)	Death or Disability ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George Oliver
Severance(1)	—	14,100,003	—	7,800,002	—	—
Benefit Continuation(2)	—	1,360,050	—	204,700	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	47,812,640	—	33,955,408	33,955,408	55,283,076
Olivier Leonetti
Severance(1)	—	3,700,060	—	2,220,036	—	—
Benefit Continuation(2)	—	247,893	—	97,568	—	—
Accelerated Vesting of Equity Awards(3)	—	9,437,969	—	1,548,628	—	10,746,415
Jeffrey M. Williams
Severance(1)	—	3,880,001	—	2,340,001	—	—
Benefit Continuation(2)	—	419,981	—	91,186	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	13,045,509	—	8,844,244	8,844,244	15,404,563
Ganesh Ramaswamy
Severance(1)	—	3,407,501	—	2,066,250	—	—
Benefit Continuation(2)	—	171,100	—	65,250	—	—
Accelerated Vesting of Equity Awards(3)	—	9,239,102	—	4,743,942	—	10,969,070
John Donofrio
Severance(1)	—	3,290,000	—	1,995,000	—	—
Benefit Continuation(2)	—	267,148	—	88,012	—	—
Accelerated Vesting of Equity Awards(3)	—	10,662,020	—	7,487,934	—	12,391,985

(1)

Amounts shown include amounts that would have been payable under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers upon a termination by us without cause or a termination due to death or disability, or a termination by us without cause or a resignation for good reason in connection with a change-in-control, as indicated, in each case on September 30, 2021. These amounts include: (a) a lump sum severance payment equal to (1) in connection with a change-in-control, three times for Mr. Oliver and two times for Messrs. Leonetti, Williams, Ramaswamy and Donofrio the sum of annual base salary and target bonus amount or (2) if the termination is not in connection with a change-in-control, two times for Mr. Oliver and one and one-half times for Messrs. Leonetti, Williams, Ramaswamy and Donofrio the sum of annual base salary and target bonus amount; and (b) if the termination is in connection with a change-in-control, payment of a prorated portion of the target bonus amount for the year of termination. Termination for “cause” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as a termination of the executive officer’s employment by us due to the executive officer’s failure or refusal to perform the duties and responsibilities of his job, violation of any fiduciary duty owed to us or our affiliates, conviction of, or entry of a plea of nolo contendere with respect to, specified crimes, dishonesty, theft, violation of our rules or policy, or other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on us, our affiliates or our employees. Resignation by an executive officer for “good reason” is defined generally as a resignation within 60 days prior to or two years following a change-in-control caused by any of several specified adverse changes to his employment circumstances, including diminution of his authority, duties or responsibilities, a change of more than 50 miles in the geographic location at which the executive officer must perform services that extends the commute of the executive officer, reduction of the executive officer’s base compensation or target incentive opportunities, or our failure to secure an assumption of our obligations under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers. For more information on the material terms and conditions of the Severance and Change-in-Control Policy for Officers, see “Executive Severance and Change of Control Policy” within this Compensation Discussion and Analysis.

76        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

(2)

Amounts shown include: (a) in the event of a termination without cause or with good reason in connection with a change-in-control (i) the value of continued health plan coverage for thirty-six (36) months for Mr. Oliver and twenty-four (24) months for Messrs. Leonetti, Williams, Ramaswamy and Donofrio (such period, the “benefits continuation period”) and (ii) a cash payment equal to the amount of employer contributions would have accrued under retirement plans during the benefits continuation period; and (b) in the event of an involuntary termination without cause not in connection with a change-in-control, the value of continued health plan coverage for twenty-four (24) months for Mr. Oliver and eighteen (18) months for Messrs. Leonetti, Williams, Ramaswamy and Donofrio. “Change-in-Control” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as certain persons becoming the beneficial owner of our securities representing more than 30% of the combined voting power of our then-outstanding securities; a change in the composition of a majority of our board of directors (excluding directors whose election or nomination was approved by at least 50% of the incumbent directors); the consummation of certain reorganizations, mergers, consolidations, sales or other dispositions of at least 80% of our assets; or approval by our shareholders of our complete liquidation or dissolution. For purposes of this table, it is assumed that unvested equity awards were assumed or adjusted in connection with the change-in-control and then vested in full upon the named executive officers’ termination of employment. For more information on the material terms and conditions of the Severance and Change-in-Control Policy for Officers, see “Executive Severance and Change of Control Policy” within this Compensation Discussion and Analysis.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)

For Messrs. Oliver and Williams, who were retirement eligible under applicable plans as of September 30, 2021, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f).

(5)	A voluntary resignation is a resignation as defined under applicable agreements and plans.

As noted above, Messrs. Oliver and Williams were retirement eligible under applicable plans as of September 30, 2021. For Messrs. Oliver and Williams, upon the executive’s retirement:

i.	we are not obligated to pay severance;

ii.	with respect to equity awards:

∎	for share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

∎

for PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months’ employment during the performance period.

(6)	On death or disability, share options and RSU awards would accelerate and vest in full and PSUs would continue to fully vest based on actual performance at the end of the performance period.

As previously disclosed, in fiscal 2017, in consideration for Mr. Stief’s agreement to terminate his previously existing change of control agreement, and to incentivize Mr. Stief to remain Executive Vice President and Chief Financial Officer through December 2020, the Committee approved retention RSU and PSU awards to Mr. Stief that would vest in December 2020.

The retention awards approved by the Committee included two performance-linked awards:

∎	299,251 RSUs representing a target value of $12 million, that would be converted to PSUs if the performance goals for the 2018-2020 PSU award were met at or above target, which they were; and

∎	99,750 PSUs representing a target value of $4 million, subject to the same performance criteria as the 2018-2020 PSU awards.

Performance for the 2018-2020 PSU performance period resulted in a payout factor of 128% of target that was applied to both retention awards, which subsequently vested in December 2020.

Mr. Stief also received retirement treatment with respect to the following, in each case in accordance with the existing retirement provisions:

∎

His share option awards, under which any such awards that were granted to the executive that were outstanding for at least one full calendar year after the year of grant accelerated so that all of the options became exercisable in full upon his retirement,

∎

His restricted share or RSU awards, under which (a) he retained certain of his restricted shares and RSUs that had not vested at the time of retirement, which were then no longer subject to a requirement of continued employment, and (b) he fully vested in certain restricted share or RSU awards granted in 2017, and

∎	His PSUs, under which he remained eligible to earn a pro-rated portion of his PSUs based on actual performance at the end of the performance period.

The approximate intrinsic value of the share option awards that accelerated, based on the closing share price on September 30, 2021, was $4,515,063. The approximate value of the RSUs that were no longer subject to a requirement of continued employment but that had not yet been settled as of September 30, 2021, was $1,248,066. The number and approximate value of the PSUs that remained eligible to be earned as on actual performance as of September 30, 2021 is shown in the Outstanding Equity Awards at 2021 Fiscal Year-End Table above.

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Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

In connection with his retirement, Mr. Stief also received a pro rata portion of his bonus under the AIPP for fiscal 2021, as disclosed in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for Fiscal Years 2021, 2020, and 2019.

In addition, Mr. Williams would be eligible to receive pension benefits upon retirement. For an estimate of the value of these pension benefits, please see the table above titled “Pension Benefits as of September 30, 2021.”

78        Johnson Controls International plc

CEO PAY RATIO

The ratio of our median employee’s total compensation to our CEO’s total compensation (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median paid employee using a global employee population of 94,941 as of July 1, 2021, representing employees in over 64 countries. This includes 66,254 non-U.S. employees. As part of our methodology, and in compliance with the pay ratio rule under Item 402(u), we employed the de minimis exemption for non-U.S. employees and excluded all employees in 8 countries totaling 4,960 employees (approximately 4.82% of our total workforce of 102,807). Employees in the following countries were excluded:

● Poland	103	● Russia	147
● Indonesia	146	● Thailand	357
● Philippines	132	● Turkey	581
● Egypt	217	● Japan	3,277

In addition, for employees with insufficient compensation data we assumed that such employee was paid the same as the lowest level employee within that employee’s jurisdiction. This impacted approximately 203 of our employees.

As a result, the population used to identify our median employee included 94,941 of our 102,807 employees. For purposes of identifying our median employee, we considered the base salary and annual cash incentive. Base salary and annual cash incentive were chosen because (i) they represent the principal forms of compensation delivered to all employees and (ii) this information is readily available in each country. Pay was annualized for employees who worked a partial year between July 1, 2020, and June 30, 2021. Foreign currencies were converted into U.S. dollars as of July 1, 2021, based on the average daily spot rates during July 2021.

In accordance with the requirements of the Summary Compensation Table, we calculated the median paid employee’s compensation. Based on such calculation, our median employee’s total compensation was $43,640, while our CEO’s compensation was $15,667,019. Accordingly, our CEO Pay Ratio was 359:1.

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THE ANNUAL GENERAL MEETING

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this proxy statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy Statement?

We have sent this notice of Annual General Meeting and Proxy Statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 9, 2022. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2021 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2021 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 6, 2022, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 6, 2022, there were 702,626,855 ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and Proxy Statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 6, 2022 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name in our share register operated by our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint certain officers of the Company named therein as your proxy.

80        Johnson Controls International plc

Questions and Answers  ›  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

•

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-690-6903.

•

At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be prohibitions or restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the Annual General Meeting. We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended.

Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 8, 2022.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director and “FOR” each of the agenda items listed below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

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Questions and Answers  ›  What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the proxy to vote your shares, “FOR” each Director and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•	Submitting subsequent voting instructions through the telephone or Internet; if you previously voted by telephone or the Internet;

•	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

•

Voting in person at the Annual General Meeting if you are a holder of record or a beneficial owner with a proxy from the holder of record (however, as noted below, in light of the COVID-19 pandemic, we recommend that you vote your shares by proxy in advance of the Annual General Meeting).

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What impact could the COVID-19 pandemic have on the Annual General Meeting?

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are closely monitoring developments in relation to the COVID-19 pandemic. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to or in-person attendance at the Annual General Meeting. In addition, we may deem it advisable to have the members of our Board and senior management not be physically present at our Annual Meeting in Ireland and instead participate remotely in order to mitigate the health risks posed by the pandemic. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees, limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting. This can be done in advance of the Annual General Meeting by availing of one of the voting options set forth above under “How Do I Vote?”

If it is not possible to proceed with the Annual General Meeting, the Annual General Meeting may be adjourned to a different time and/or venue and/or we may consider alternative measures for the holding of the Annual General Meeting that may be permitted under Irish law, such as changing the date, time, location or format of the meeting. If this is necessary, we will alert shareholders to any changes as soon as possible by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.johnsoncontrols.com). We will also make any required notifications to shareholders in accordance with Company’s constitution. Shareholders are also encouraged to keep up-to-date with, and follow, the guidance from the Government of Ireland and the Department of Health (of Ireland) (as appropriate) as circumstances may change at short notice.

Delivery of Documents to Stockholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card.

82        Johnson Controls International plc

Questions and Answers  ›  Delivery of Documents to Stockholders Sharing an Address

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to Johnson Controls, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through seven for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2023:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) W. Roy Dunbar	(e) Gretchen R. Haggerty	(f) Simone Menne
(g) George R. Oliver	(h) Jürgen Tinggren	(i) Mark Vergnano
(j) R. David Yost	(k) John D. Young

The election of each Director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

3.

To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.

To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

5.

To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

6.

To approve the authorization for the Board of Directors to issue shares up to 33% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

7.

To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital without applying statutory preemption rights (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting;

•	have voted by telephone or the Internet; OR

•	you have submitted a proxy card or voting instruction form by mail.

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Questions and Answers  ›  What is the effect of broker non-votes and abstentions?

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 5 (Advisory Vote on Executive Compensation). Your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our Proxy Statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

As permitted by SEC rules, we are making this Proxy Statement available to our shareholders electronically via the Internet. On January 21, 2022, we first mailed to our shareholders a Notice containing instructions on how to access this Proxy Statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 8, 2022 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

United States:

By 5:00 p.m., Eastern Standard Time, on March 8, 2022 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

84        Johnson Controls International plc

Questions and Answers  ›  Admission to the Annual General Meeting

Admission to the Annual General Meeting

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are closely monitoring developments in relation to the COVID-19 pandemic. While all shareholders are invited to attend the Annual General Meeting, the Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as we consider appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to or in-person attendance at the Annual General Meeting. Furthermore, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees, limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting. This can be done in advance of the Annual General Meeting by availing of one of the voting options set forth above under “How Do I Vote?”

For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2021 Annual Report on Form 10-K containing our audited consolidated financial statements with accompanying notes and schedules is available on the Company’s website in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing or may be physically inspected at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

2022 Notice and Proxy Statement        85

Questions and Answers  ›  Ordinary Share Price and Dividend Information

Ordinary Share Price and Dividend Information

The shares of the Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “JCI.”

Title of Class	Number of Record Holders as of December 31, 2021
Ordinary Shares, $0.01 par value	31,274

	Ordinary Shares Price Range		Dividends

	FY 2021	FY 2020	FY 2021	FY 2020
First Quarter	$40.15 - 47.58	$40.24 - 44.82	$0.26	$0.26
Second Quarter	45.91 - 62.40	22.78 - 42.65	0.27	0.26
Third Quarter	59.53 - 68.95	24.77 - 37.07	0.27	0.26
Fourth Quarter	67.39 - 76.83	33.31 - 43.20	0.27	0.26
Year	$40.15 - 76.83	$22.78 - 44.82	$1.07	$1.04

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2021, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts are approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will be available at least 21 days before the date of the Annual General Meeting, along with the proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mail, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

We are furnishing this Proxy Statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this Proxy Statement and the accompanying form of proxy to shareholders beginning on or about January 21, 2022.

Transfer Agent

Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-877-602-7397 (U.S.), 651-450-4064 (outside the U.S.), www.shareowneronline.com, or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.

Shareholder Proposals for the 2023 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 23, 2022. Such proposals should be sent to our Corporate Secretary at our registered address, which is: One Albert Quay, Cork, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the Proxy Statement but is instead sought to be presented directly at the 2023 Annual General Meeting must be received by the Secretary at the address listed above prior to December 7, 2022. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

86        Johnson Controls International plc

Questions and Answers  ›  Shareholder Proposals for the 2023 Annual General Meeting

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website (www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 11, 2022 by each current Director, each Named Executive Officer and the Directors and Executive Officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class
Jean Blackwell	Director	9,391	*
Pierre Cohade	Director	8,237	*
Michael E. Daniels	Director	73,272	*
Juan Pablo del Valle Perochena	Director	11,986	*
John Donofrio	Named Executive Officer	214,208	*
W. Roy Dunbar	Director	11,627	*
Gretchen R. Haggerty	Director	16,302	*
Olivier Leonetti	Named Executive Officer	28,246	*
Simone Menne	Director	9,958	*
George R. Oliver	Chairman and CEO	2,931,165	*
Ganesh Ramaswamy	Named Executive Officer	42,636	*
Brian Stief	Former Vice Chairman and Chief Financial Officer	124,520	*
Jürgen Tinggren	Director	29,455	*
Mark Vergnano	Director	24,216	*
Jeffrey M. Williams	Named Executive Officer	363,230	*
R. David Yost	Director	54,786	*
John D. Young	Director	10,674	*
All current Directors and Executive Officers as a group (22 persons)		4,283,375	*

*	Less than 1.0%

2022 Notice and Proxy Statement        87

Questions and Answers  ›  Security Ownership of Certain Beneficial Owners and Management

(1)

The number shown reflects the number of ordinary shares owned beneficially as of January 11, 2022, based on information furnished by the persons named, public filings and Johnson Controls’ records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 11, 2022. There were 702,376,414 Johnson Controls ordinary shares outstanding on such date.

(2)

Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 11, 2022 as follows: Mr. Donofrio, 198,571, Mr. Oliver, 2,292,035; Mr. Ramaswamy, 37,723, Mr. Stief, 92,009; Mr. Williams, 323,302; and all executive officers as a group 3,132,132 and (ii) the vesting of RSUs that will vest within 60 days of January 11, 2022 as follows: Messrs. Cohade, Daniels, del Valle Perochena, Dunbar, Tinggren, Vergnano, Yost and Young, and Mses. Blackwell, Haggerty and Menne 2,898 RSUs; and all Directors and Executive Officers as a group, 31,878 RSUs.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	64,099,777(1)	9.12%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	58,543,472(2)	8.33%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	49,861,295(3)	7.10%
Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210	43,156,718(4)	6.14%
Massachusetts Financial Services Company, 111 Huntington Avenue, Boston, MA 02199	35,630,172(5)	5.07%

(1)

Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on September 3, 2021 and reporting ownership as of September 3, 2021, Dodge & Cox, together with its affiliates, held an interest in 64,099,777 ordinary shares.

(2)

The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 10, 2021 with the SEC, indicating beneficial ownership as of December 31, 2020.

(3)

Based solely on the information reported by BlackRock, Inc. in a Standard Form TR-1 under Article 12(1) of Directive 2004/109/EC and Article 11(3) of the Commission Directive 2007/14/EC provided to the Company on October 6, 2021 and reporting ownership as of October 5, 2021, BlackRock, Inc., together with its affiliates, held an interest in 49,861,295 ordinary shares.

(4)

Based solely on the information reported by Wellington Management Group LLP in a Notification of Holdings under Irish law provided to the Company on August 6, 2021 and reporting ownership as of August 5, 2021, Wellington Management Group LLP, together with its affiliates, held an interest in 43,156,718 ordinary shares.

(5)

Based solely on the information reported by Massachusetts Financial Services Company in a Notification of Holdings under Irish law provided to the Company on December 6, 2021 and reporting ownership as of December 3, 2021, Massachusetts Financial Services Company, together with its affiliates, held an interest in 35,630,172 ordinary shares.

88        Johnson Controls International plc

ANNEX A

NON-GAAP RECONCILIATIONS

This Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include integration costs, net mark-to-market adjustments, an acquisition related compensation charge, restructuring and impairment costs, Silent-Aire transaction costs and other nonrecurring costs, Power Solutions divestiture reserve adjustment and discrete tax items. Financial information regarding free cash flow, free cash flow conversion and organic sales are also presented, which are non-GAAP performance measures. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

Diluted Earnings Per Share Reconciliation

The Company’s Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include integration costs, net mark-to-market adjustments, an acquisition related compensation charge, restructuring and impairment costs, Silent-Aire transaction costs and other nonrecurring costs, Power Solutions divestiture reserve adjustment and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,
	2021	2020
Earnings per share as reported for JCI plc	$2.10	$0.84

Adjusting items:
Integration costs	—	0.18
Related tax impact	—	(0.02)
Acquisition related compensation charge	—	0.05
Related tax impact	—	(0.01)
Net mark-to-market adjustments	(0.56)	0.36
Related tax impact	0.13	(0.09)
Restructuring and impairment costs	0.34	1.04
Related tax impact	(0.05)	(0.06)
NCI impact of restructuring and impairment costs	—	(0.01)
Silent-Aire transaction costs and other nonrecurring costs	0.03	—
Power Solutions divestiture reserve adjustment	—	—
Discrete tax items	0.67	(0.05)
NCI impact of discrete tax items	—	0.01

Adjusted earnings per share for JCI plc*	$2.65	$2.24

*	May not sum due to rounding

2022 Notice and Proxy Statement        A-1

Annex A  ›  Non-GAAP Reconciliations

Adjusted Free Cash Flow Conversion Reconciliation

The Company’s Proxy Statement contains financial information regarding free cash flow and adjusted free cash flow conversion, which are non-GAAP performance measures. Free cash flow is defined as cash provided by operating activities less capital expenditures. For fiscal 2021, there were no items excluded from the calculation of adjusted free cash flow. Adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income attributable to JCI. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash. This non-GAAP measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

The following is the twelve months ended September 30, 2021 reconciliation of free cash flow, adjusted free cash flow and adjusted free cash flow conversion for continuing operations (unaudited):

(in millions)	Twelve Months Ended September 30, 2021
Cash provided by operating activities from continuing operations	$2,551
Capital expenditures	(552)

Reported free cash flow	1,999

Adjusting items:
Transaction/integration costs	—
Restructuring payments	—
Nonrecurring tax payments (refunds)	—

Total adjusting items	—

Adjusted free cash flow	$1,999

Adjusted net income from continuing operations attributable to JCI(1)	$1,910

Adjusted free cash flow conversion	105%

(1)	A reconciliation of adjusted net income from continuing operations attributable to JCI to net income from continuing operations attributable to JCI is included later within this annex

Organic Growth Reconciliation

The components of the changes in adjusted net sales for the twelve months ended September 30, 2021 versus the twelve months ended September 30, 2020, including organic growth, are shown below (unaudited):

(in millions)	Adjusted Net Sales for the Twelve Months Ended September 30, 2020	Base Year Adjustments — Divestitures and Other		Base Year Adjustments — Foreign Currency		Adjusted Base Net Sales for the Twelve Months Ended September 30, 2020	Acquisitions		Organic Growth		Adjusted Net Sales for the Twelve Months Ended September 30, 2021

Building Solutions North America	$8,605	$—	—	$49	1%	$8,654	$4	—	$27	—	$8,685	1%
Building Solutions EMEA/LA	3,440	—	—	135	4%	3,575	37	1%	115	3%	3,727	8%
Building Solutions Asia Pacific	2,403	(9)	—	117	5%	2,511	—	—	143	6%	2,654	10%

Total field	14,448	(9)	—	301	2%	14,740	41	—	285	2%	15,066	4%
Global Products	7,869	(266)	-3%	146	2%	7,749	212	3%	647	8%	8,608	9%

Total adjusted net sales(1)	$22,317	$(275)	-1%	$447	2%	$22,489	$253	1%	$932	4%	$23,674	6%

(1)	A reconciliation of adjusted net sales to net sales is included later within this annex

A-2        Johnson Controls International plc

Annex A  ›  Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Net Sales

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. The financial results shown below are for continuing operations and exclude the Power Solutions business.

	Twelve Months Ended September 30,
	2021		2020
(in millions; unaudited)	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP
Net sales(1)
Building Solutions North America	$8,685	$8,685	$8,605	$8,605
Building Solutions EMEA/LA	3,727	3,727	3,440	3,440
Building Solutions Asia Pacific	2,654	2,654	2,403	2,403
Global Products	8,602	8,608	7,869	7,869

Net sales	$23,668	$23,674	$22,317	$22,317

Segment EBITA(1)
Building Solutions North America	$1,204	$1,204	$1,157	$1,168
Building Solutions EMEA/LA	391	391	338	340
Building Solutions Asia Pacific	349	349	319	326
Global Products	1,441	1,454	1,134	1,186

Segment EBITA	3,385	3,398	2,948	3,020
Corporate expenses(2)	(290)	(290)	(371)	(269)
Amortization of intangible assets(3)	(435)	(425)	(386)	(386)
Net mark-to-market adjustments(4)	402	—	(274)	—
Restructuring and impairment costs(5)	(242)	—	(783)	—

EBIT(6)	2,820	2,683	1,134	2,365
EBIT margin	11.9%	11.3%	5.1%	10.6%
Net financing charges	(206)	(206)	(231)	(231)

Income from continuing operations before income taxes	2,614	2,477	903	2,134
Income tax provision(7)	(868)	(334)	(108)	(288)

Income from continuing operations	1,746	2,143	795	1,846
Income from continuing operations attributable to noncontrolling interests	(233)	(233)	(164)	(158)

Net income from continuing operations attributable to JCI	$1,513	$1,910	$631	$1,688

(1)

The Company’s definition of adjusted net sales and adjusted segment EBITA excludes special items because these items are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

2022 Notice and Proxy Statement        A-3

Annex A  ›  Non-GAAP Reconciliations

A reconciliation of segment EBITA to income from continuing operations is shown earlier within this footnote. The following is the twelve months ended September 30, 2021 and 2020 reconciliation of net sales, segment EBITA and segment EBITA margin to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
(in millions)	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Net sales as reported	$8,685	$8,605	$3,727	$3,440	$2,654	$2,403	$8,602	$7,869	$23,668	$22,317
Adjusting items:
Nonrecurring Silent-Aire purchase accounting impacts	—	—	—	—	—	—	6	—	6	—

Adjusted net sales	$8,685	$8,605	$3,727	$3,440	$2,654	$2,403	$8,608	$7,869	$23,674	$22,317

Segment EBITA as reported	$1,204	$1,157	$391	$338	$349	$319	$1,441	$1,134	$3,385	$2,948
Segment EBITA margin as reported	13.9%	13.4%	10.5%	9.8%	13.1%	13.3%	16.8%	14.4%	14.3%	13.2%
Adjusting items:
Nonrecurring Silent-Aire purchase accounting impacts and transaction costs	—	—	—	—	—	—	13	—	13	—
Integration costs	—	11	—	2	—	7	—	13	—	33
Acquisition related compensation charge	—	—	—	—	—	—	—	39	—	39

Adjusted segment EBITA	$1,204	$1,168	$391	$340	$349	$326	$1,454	$1,186	$3,398	$3,020

Adjusted segment EBITA margin	13.9%	13.6%	10.5%	9.9%	13.1%	13.6%	16.9%	15.1%	14.4%	13.5%

(2)

Adjusted Corporate expenses excludes special items because these costs are not considered to be directly related to the underlying operating performance of the Company’s business. Adjusted Corporate expenses for the twelve months ended September 30, 2020 excludes $102 million of integration costs.

(3)	Adjusted amortization of intangible assets for the twelve months ended September 30, 2021 excludes $10 million of nonrecurring asset amortization related to Silent-Aire purchase accounting.

(4)

The twelve months ended September 30, 2021 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $402 million. The twelve months ended September 30, 2020 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $274 million.

(5)

Restructuring and impairment costs for the twelve months ended September 30, 2021 of $242 million are excluded from the adjusted non-GAAP results. Restructuring and impairment costs for the twelve months ended September 30, 2020 of $783 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs related primarily to workforce reductions, plant closures and asset impairments.

(6)

Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests. EBIT is a non-GAAP performance measure. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of EBIT to income from continuing operations is shown earlier within this footnote.

(7)

Adjusted income tax provision for the twelve months ended September 30, 2021 excludes tax provisions from an intra-entity sale of certain of the Company’s intellectual property of $417 million, a Mexico valuation allowance adjustment $105 million, and net mark-to-market adjustments of $93 million, partially offset by tax benefits related to other valuation allowance adjustments of $39 million, restructuring and impairment costs of $39 million, and Silent-Aire nonrecurring purchase accounting of $3 million. Adjusted income tax provision for the twelve months ended September 30, 2020 excludes tax benefits from net mark-to-market adjustments of $65 million, restructuring and impairment costs of $48 million, tax audit reserve adjustments of $44 million, valuation allowance adjustments of $26 million, integration costs of $18 million and an acquisition related compensation charge of $9 million, partially offset by tax provisions related to Switzerland tax reform of $30 million.

A-4        Johnson Controls International plc

JOHNSON CONTROLS INTERNATIONAL PLC ONE ALBERT QUAYCORK, IRELANDVOTE BYINTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.We are monitoring COVID-19 developments and other circumstances, as well as guidance issued by relevant health organizations. Should we determine that alternative arrangements may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and post additional information on our Investor Relations section of our website. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D28806-P47758-Z78757 KEEP THISPORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYJOHNSON CONTROLS INTERNATIONAL PLCOrdinary BusinessThe Board of Directors recommends you vote FOR proposals one through eight:1. By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022: Nominees: For Against Abstain 1a. Jean Blackwell For Against Abstain 1b. Pierre Cohade 2.a To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. 1c. Michael E. Daniels 2.b To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.Special Business 1d. Juan Pablo del Valle Perochena 3. To authorize the Company and/or any subsidiary of the Company 1e. W. Roy Dunbar to make market purchases of Company shares. 4. To determine the price range at which the Company can re-allot 1f. Gretchen R. Haggerty shares that it holds as treasury shares (Special Resolution).5. To approve, in a non-binding advisory vote, the compensation of 1g. Simone Menne the named executive officers. 1h. George R. Oliver 6. To approve the Johnson Controls International plc 2021 Equity and Incentive Plan. 1i. Jürgen Tinggren 7. To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.8. To approve the waiver of statutory pre-emption rights with respect 1j. Mark Vergnano to up to 5% of issued share capital (Special Resolution). 1k. R. David Yost 1l. John D. Young Yes No Please indicate if you plan to attend this meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2021 Annual General Meeting of Shareholders of Johnson Controls International plc March 10, 2021 3:00 PM, Local Time Arthur Cox Ten Earlsfort Terrace Dublin 2, D02 T380 IrelandImportant Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Notice and Proxy Statement, Annual Report, Irish Statutory Accounts and Non-Financial Disclosure Report are available at www.proxyvote.com.D28807-P47758-Z78757JOHNSON CONTROLS INTERNATIONAL PLCTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 10, 2021 at Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE1. By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022.2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.6. To approve the Johnson Controls International plc 2021 Equity and Incentive Plan.7. To approve the Directors’ authority to allot shares.8. To approve the waiver of statutory pre-emption rights (Special Resolution).